                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Section 240.14a-12


                    Qwest Communications International Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    (3) Filing Party:

--------------------------------------------------------------------------------
    (4) Date Filed:

--------------------------------------------------------------------------------

                                  [QWEST LOGO]

                                                                   April 8, 2002

Dear Shareowner,

     I am very pleased to invite you to the 2002 Annual Meeting of Shareowners of Qwest Communications International Inc. The meeting will be held in our offices at 4650 Lakehurst Court, Dublin, Ohio 43016, on Tuesday, June 4, 2002, starting at 10:00 a.m. (local time). If you plan to attend the meeting in person, please call 888-858-7914 or register online at www.qwest.com/shareholder2002 by June 3, 2002.

     Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement.

     Your vote is important. On behalf of your Board of Directors, I urge you to vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

     We look forward to greeting you personally at the meeting.

                                            Sincerely,

                                            /s/ JOSEPH P. NACCHIO

                                            Joseph P. Nacchio
                                            Chairman and Chief Executive Officer

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                             1801 CALIFORNIA STREET
                             DENVER, COLORADO 80202

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                            TO BE HELD JUNE 4, 2002
                             ---------------------

To the Shareowners of Qwest Communications International Inc.:

     The 2002 Annual Meeting of Shareowners of Qwest Communications International Inc., a Delaware corporation, will be held in our offices at 4650 Lakehurst Court, Dublin, Ohio 43016, on Tuesday, June 4, 2002, starting at 10:00 a.m. (local time).

     Only shareowners of record on April 7, 2002 are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. At the meeting we plan to:

          1. Elect five Class II directors to the Board of Directors to hold office until the third succeeding annual meeting after their election and until their successors are elected and qualified;

          2. Vote on a shareowner proposal, if properly presented, requesting that we seek advance shareowner approval of future or renewed severance arrangements with our executive officers that provide for more generous pay-outs than to our other managers;

          3. Vote on a shareowner proposal, if properly presented, requesting that we disregard the effects of accounting rule income, particularly pension credits, when determining performance-based compensation for our executive officers; and

          4. Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

     Our Board of Directors recommends that you vote FOR the election of the Class II director nominees named in this proxy statement (FOR ITEM 1) and AGAINST each of the shareowner proposals (AGAINST ITEM 2 AND ITEM 3).

     We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card or using our telephone or Internet voting systems will not prevent you from voting in person at the meeting if you wish to do so.

                                            By Order of the Board of Directors

                                            /s/ DRAKE S. TEMPEST

                                            Drake S. Tempest
                                            Executive Vice President, General
                                            Counsel, Chief Administrative
                                            Officer and Corporate Secretary

Denver, Colorado
April 8, 2002

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                             1801 CALIFORNIA STREET
                             DENVER, COLORADO 80202

                                PROXY STATEMENT

GENERAL

     We are sending you this proxy statement as part of a solicitation by the Board of Directors of Qwest Communications International Inc. for use at our 2002 Annual Meeting of Shareowners. We will hold the meeting in our offices at 4650 Lakehurst Court, Dublin, Ohio 43016, on Tuesday, June 4, 2002, starting at 10:00 a.m. (local time).

     We are mailing this proxy statement and accompanying proxy card on or about April 8, 2002 to all of our shareowners entitled to vote at the meeting. Unless the context otherwise requires, the terms "us," "we," "our" and "Company" include Qwest and its consolidated subsidiaries.

                QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
                                AND THE MEETING

Q:    WHY AM I RECEIVING THESE MATERIALS?

A: The Board is providing these proxy materials to you in connection with the Annual Meeting of Shareowners, which will take place on June 4, 2002. As a shareowner on the record date for the meeting, you are invited to attend the meeting and are entitled to and requested to vote on the matters described in this proxy statement.

Q:    WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A: This proxy statement includes information on the nominees for Class II directors and the other matters to be voted on at the meeting. The proxy statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:    WHAT CAN I VOTE ON AT THE MEETING?

A:    There are three matters scheduled to be voted on at the meeting:

      (1) The election of five Class II directors to our Board, each of whom will serve for a three-year term and until their successors are elected and qualified.

      (2) A shareowner proposal, if properly presented, requesting that we seek advance shareowner approval of future or renewed severance arrangements with our executive officers that provide for more generous pay-outs than to our other managers.

      (3) A shareowner proposal, if properly presented, requesting that we disregard the effects of accounting rule income, particularly pension credits, when determining performance-based compensation for our executive officers.

Q:    HOW DOES THE BOARD RECOMMEND THAT I VOTE ON EACH OF THE MATTERS?

A: Our Board recommends that you vote your shares FOR each of the Class II director nominees (FOR ITEM 1) and AGAINST the two shareowner proposals (AGAINST ITEM 2 AND ITEM 3).

Q:    WHAT CLASSES OF SHARES ARE ENTITLED TO BE VOTED?

A: Each share of our common stock outstanding on April 7, 2002 (the "Record Date"), is entitled to vote on all items being voted on at the meeting. On the Record Date, we had 1,672,354,813 shares of common stock outstanding.

Q:    WHAT SHARES CAN I VOTE?

A: You can vote all the shares that you owned on the Record Date. These shares include: (1) shares held directly in your name as the shareowner of record, or if you are a current or former employee of the Company, shares held for your account pursuant to the Company's 401(k) or employee stock purchase plans, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:    WHAT IS THE DIFFERENCE BETWEEN HOLDING
      SHARES AS A SHAREOWNER OF RECORD AND AS A BENEFICIAL OWNER?

A: Most of our shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

      Shareowner of Record
      If your shares are registered in your name with our transfer agent, The Bank of New York, or if your shares are held in an account pursuant to the Company's 401(k) or employee stock purchase plans, you are considered a shareowner of record with respect to those shares, and you are receiving these proxy materials directly from us. As the shareowner of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

      Beneficial Owner
      If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in "street name"), you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
Q:    HOW DO I VOTE?

A:    There are three ways that you can vote:

      (1) You can sign and date each proxy card that you receive and return it in the prepaid envelope that comes with the proxy card.

      (2) You can vote through the Internet or telephone voting systems, more fully described on your proxy card.

      (3) You can vote in person at the meeting. Remember, however, if you are the beneficial owner, and not the shareowner of record, you must notify your broker, bank or other nominee and obtain a signed proxy from the shareowner of record giving you the right to vote the shares.

Q:    CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

A: Yes. You can revoke your proxy or change any votes you cast using the telephone or Internet voting systems. To do this, you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office, 1801 California Street, Denver, Colorado 80202, (2) execute and deliver a later dated proxy, or
      (3) cast a later vote using the telephone or Internet voting systems. Alternatively, you can attend the meeting and vote in person.

Q:    WHAT DOES IT MEAN IF I GET MORE THAN ONE
      PROXY CARD?

A: It means that you hold shares registered in more than one account. Sign and return all proxies or vote using the telephone or Internet voting system for each proxy card that you get to ensure that all of your shares are voted.

Q:    WHAT IS THE QUORUM REQUIREMENT FOR THE
      MEETING?

A:    For a "quorum" to exist at the meeting,
      shareowners holding a majority of the votes entitled to be cast by the shareowners entitled to vote generally must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as "broker non-votes," those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

Q:    WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE MATTERS?

A: In the election of directors, the five persons receiving the highest number of votes will be elected. For each of the other matters, approval will require the affirmative vote of shareowners holding a majority of those shares present and entitled to vote on the matter. If you are a beneficial owner and do not provide the shareowner of record with voting instructions, your shares may constitute broker non-votes (as described in the answer to the prior question) with respect to certain matters. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

Q:    HOW CAN I VOTE ON EACH OF THE MATTERS?

A: In the election of directors, you may vote FOR all of the nominees, or your vote may be WITHHELD with respect to one or more of the nominees. For the other matters, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

Q:    HOW WILL THE VOTES BE COUNTED?

A: Your shares of common stock will be voted according to your directions on the proxy card or as you direct pursuant to the telephone or Internet voting systems. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our Board (FOR all Class II director nominees named in the proxy statement and AGAINST each of the shareowner proposals). If you ABSTAIN from voting on either of the shareowner proposals, it will have the same effect as a vote AGAINST the proposal. If you hold shares in the Company's 401(k) plan, but do not return a proxy card or otherwise vote by Internet, telephone or at the meeting, the plan trustee will vote your shares on each of the matters in the same proportion as the other shares held in the plan are voted, or otherwise consistent with the trustee's judgment as to the best interests of the plan participants. If you hold shares in the Company's employee stock purchase plan, but do not return a proxy card or otherwise vote by Internet, telephone or at the meeting, the plan administrator may vote your shares in its discretion.

Q:    WHO WILL COUNT THE VOTES?

A: We have appointed The Bank of New York to act as the inspector of election for the meeting. We believe that The Bank of New York will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. The Bank of New York will separately tabulate all votes FOR and AGAINST each matter, all votes WITHHELD in the election of directors, all abstentions and all broker non-votes.

Q:    WHO CAN ATTEND THE MEETING?

A: All shareowners as of the Record Date can attend. One cut-out admission ticket is included at the top of each proxy card delivered to shareowners of record, which you must bring with you to be admitted to the meeting. If you are a shareowner of record and you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a shareowner of record on the Record Date and bring proof of identification. If you hold your shares through a stockbroker, bank or other nominee, you will need to bring the admission ticket provided on the voting instruction card or you will need to provide proof of identification and proof of ownership by bringing a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Q:    HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: We do not expect any matters to be presented for a vote at the meeting, other than the three matters described in the proxy statement. If you grant a proxy, the officer named as proxy holder, Yash A. Rana, or his nominee or substitute, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for Class II director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:    MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR'S MEETING OF
      SHAREOWNERS?

A: Yes. For your proposal to be considered for inclusion in our proxy statement for next year's meeting, we must receive your written proposal no later than December 9, 2002. If we change the date of next year's meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with Securities and Exchange Commission regulations regarding inclusion of shareowner proposals in company-sponsored proxy materials. Similarly, in order for you to raise a proposal (including a director nomination) from the floor during next year's meeting, we must receive a written notice of the proposal no later than December 9, 2002 and it must contain the additional information required by our Bylaws. If we change the date of next year's meeting by more than 30 days from the date contemplated at this year's meeting, then we must receive your written proposal at least 150 days before the date of next year's meeting in order for the proposal to be timely. You may obtain a complete copy of our Bylaws by submitting a written request to our Corporate Secretary at our principal executive office.

Q:    CAN I RECEIVE NEXT YEAR'S MEETING PROXY STATEMENT AND ANNUAL REPORT
      ONLINE?

A: Yes. Our proxy statement and Annual Report will be available online to shareowners of record who elect to view them on the Internet by marking the appropriate box on the attached proxy card or following the telephone instructions or instructions on the Internet, if you choose to vote by phone or the Internet. Choosing this option will save our Company the cost of producing and mailing these documents. If you choose this option, you will receive a proxy card in the mail next year with instructions containing the Internet address where the proxy statement and Annual Report are located. If you select to view the proxy statement and Annual Report on the Internet, we will not mail you paper copies of these documents next year. If you hold your shares through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and Annual Reports over the Internet. You do not have to elect Internet access each year. Rather, your choice will remain in effect until you contact the Investor Relations department at The Bank of New York at 877-268-2263 or by mail at 101 Barclay Street, Floor 12 East, New York, New York 10286.

Q:    WHO IS PAYING FOR THIS PROXY SOLICITATION?

A: We will pay the cost of soliciting the proxies. We have also hired Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies. We will pay Georgeson $22,000 plus expenses. In addition, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid any additional compensation for such activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners.

                 BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of March 1, 2002 by:

     - each person known by us to beneficially own more than five percent of our common stock;

     - each director and nominee for director;

     - each of the executive officers named in the Summary Compensation Table on page 16 of this proxy statement; and

     - all current directors and executive officers as a group.

                                                           AMOUNT AND NATURE OF          PERCENT OF
NAME                             ADDRESS FOR 5% OWNERS    BENEFICIAL OWNERSHIP(1)   OUTSTANDING SHARES(2)
----                             ----------------------   -----------------------   ---------------------
Philip F. Anschutz.............  555 Seventeenth Street         301,220,004(3)          18.1%
                                 Denver, CO 80202
FMR Corp.......................  82 Devonshire Street           105,959,593(4)          6.4%
                                 Boston, MA 02109
Joseph P. Nacchio..............                                   9,708,568(5)            *
Linda G. Alvarado..............                                      53,918(6)            *
Craig R. Barrett...............                                      77,406(7)            *
Hank Brown.....................                                      49,610(8)            *
Thomas J. Donohue..............                                       5,774(9)            *
Shaun P. Gilmore...............                                     327,500(10)           *
Jordan L. Haines...............                                      17,657(11)           *
Cannon Y. Harvey...............                                      76,150(12)           *
Peter S. Hellman...............                                      55,646(13)           *
Clifford S. Holtz..............                                      92,500(14)           *
Vinod Khosla...................                                       1,994(15)           *
Afshin Mohebbi.................                                   1,340,000(16)           *
Marilyn Carlson Nelson.........                                      79,857(17)           *
Frank P. Popoff................                                      92,165(18)           *
Craig D. Slater................                                     120,150(19)           *
James A. Smith.................                                     518,317(20)           *
W. Thomas Stephens.............                                      15,559(21)           *
Robin R. Szeliga...............                                     436,226(22)           *
Drake S. Tempest...............                                     483,147(23)           *
Directors and Executive                                         314,777,560(24)         19.0%
  Officers as a Group (20
  persons).....................

---------------

  *  Less than one percent.

 (1) The number of shares beneficially owned by each entity, person, director or named executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire by April 30, 2002, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock and shares of stock held for the account of each person pursuant to the Company's 401(k) and employee stock purchase plans. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares such powers with his or her spouse) with respect to the shares set forth in the table above. Figures do not include phantom equity units that we credit to accounts for our non-employee directors, based on their election to defer their director's fees earned in a given year. As of March 1, 2002, the following phantom equity units had been credited to accounts for our non-employee directors: (a) Ms. Alvarado, 27,140.43; (b) Mr. Barrett, 22,401.21; (c) Mr. Brown, 24,853.59; (d) Mr. Donahue, 4,381.88;
     (e) Mr. Haines, 6,294.96; (f) Mr. Harvey, 4,080.09; (g) Mr. Hellman,
     27,328.12; (h) Mr. Khosla, 3,430.49; (i) Ms. Nelson, 43,081.16; (j) Mr.
     Popoff, 27,711.24; (k) Mr. Slater, 4,979.49; and (l) Mr. Stephens, 5,595.85. Each phantom equity unit represents a value equivalent to one share of our common stock. The figure for Mr. Smith also does not include 1,418.04 phantom equity units held by Mr. Smith pursuant to the former U S WEST Deferred Compensation Plan.

 (2) Ownership percentage is reported based upon 1,660,774,789 shares of common stock issued and outstanding as of March 1, 2002, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire by April 30, 2002, through the exercise of stock options or other similar rights.

 (3) Includes: (a) 284,000,000 shares owned by Anschutz Company, a corporation wholly owned by Mr. Anschutz, (b) 17,200,000 shares held by Anschutz Family Investment Company LLC, of which Anschutz Company is the manager and a one percent equity owner, and (c) 20,000 shares held as custodian for Mr. Anschutz's children. Mr. Anschutz disclaims beneficial ownership of the 20,000 shares. Of the shares owned by Anschutz Company, 6,075,000 are subject to forward sale contracts pursuant to which Anschutz Company holds no investment control but could, under certain circumstances, reacquire voting power.

 (4) Beneficial ownership information is based on information contained in a report on Schedule 13G that FMR Corp. filed with the SEC on February 14, 2002 on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 96,799,883 shares. Edward C. Johnson III, FMR Corp. and the Fidelity Funds each has sole power to dispose of the shares. Neither Edward C. Johnson III nor FMR Corp. has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds; such shares are voted by the Board of Trustees for the Fidelity Funds; (b) Fidelity Management Trust Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 6,108,048 shares. Edward C. Johnson III and FMR Corp. each has sole power to dispose of the shares, sole power to vote or direct the voting of 5,361,943 shares and no power to vote or direct the voting of 746,105 shares; (c) Strategic Advisers, Inc. (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 13,826 shares. It has the sole power to dispose of the shares, but it does not have sole power to vote or direct the voting of the shares; and
     (d) Fidelity International Limited (a subsidiary of FMR Corp.) is the beneficial owner of 3,037,800 shares. It has sole power to dispose of the shares and sole power to vote or direct the voting of the shares.

 (5) Includes: (a) 9,140,902 shares subject to options that are exercisable on or before April 30, 2002, (b) 3,200 shares owned by or for the benefit of Mr. Nacchio's children, and (c) 90,000 shares held by the Nacchio Family Limited Partnership, of which Mr. Nacchio and his spouse each own a 1% general partnership interest and the remaining 98% is held in trust for Mr. Nacchio's children. Mr. Nacchio disclaims beneficial ownership of the 3,200 shares owned by or for the benefit of his children.

 (6) Includes 52,880 shares subject to options that are exercisable on or before April 30, 2002.

 (7) Includes 52,880 shares subject to options that are exercisable on or before April 30, 2002.

 (8) Includes 42,880 shares subject to options that are exercisable on or before April 30, 2002.

 (9) Includes 4,000 shares subject to options that are exercisable on or before April 30, 2002.

(10) Includes 227,500 shares subject to options that are exercisable on or before April 30, 2002.

(11) Includes 1,000 shares subject to options that are exercisable on or before April 30, 2002.

(12) Includes 51,150 shares subject to options that are exercisable on or before April 30, 2002.

(13) Includes 52,880 shares subject to options that are exercisable on or before April 30, 2002.

(14) Includes 87,500 shares subject to options that are exercisable on or before April 30, 2002.

(15) Includes 1,000 shares subject to options that are exercisable on or before April 30, 2002.

(16) Includes 1,290,000 shares subject to options that are exercisable on or before April 30, 2002.

(17) Includes 73,632 shares subject to options that are exercisable on or before April 30, 2002. The amount does not, however, include 48 shares held by Ms. Nelson's spouse for which she disclaims beneficial ownership.

(18) Includes: (a) 20,000 shares owned as trustee for the Frank D. Popoff Revocable Living Trust, and (b) 58,068 shares subject to options that are exercisable on or before April 30, 2002.

(19) Includes 96,150 shares subject to options that are exercisable on or before April 30, 2002.

(20) Includes 460,091 shares subject to options that are exercisable on or before April 30, 2002.

(21) Includes 1,000 shares subject to options that are exercisable on or before April 30, 2002.

(22) Includes 336,000 shares subject to options that are exercisable on or before April 30, 2002.

(23) Includes 280,000 shares subject to options that are exercisable on or before April 30, 2002.

(24) Includes 12,309,513 shares subject to options that are exercisable on or before April 30, 2002 by the directors and executive officers as a group.

                               BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board held eight meetings during 2001. Each of our directors attended more than 75% of the total number of meetings of the Board and of each committee of which the director is a member.

     Audit Committee. We established an Audit Committee in May 1997. Under its current charter, the Audit Committee:

     - monitors our Company's financial reporting and internal control system;

     - makes recommendations concerning the engagement of independent public accountants;

     - reviews with our management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits;

     - provides a means of communication among the independent public accountants, financial and senior management, the internal auditing department, and the Board;

     - oversees the relationship with the independent public accountants and ensures that the independent public accountants are ultimately accountable to the Board and the Audit Committee, as representatives of the shareowners;

     - approves, reviews and appraises the professional services provided by the independent public accountants;

     - reviews and appraises the adequacy and effectiveness of our internal accounting controls; and

     - performs any other duties and functions required by any organization under which our securities may be listed.

     Our Audit Committee consists of Linda G. Alvarado, Jordan L. Haines, Peter
S. Hellman and W. Thomas Stephens (Chairman). The Audit Committee met eleven times and acted once by unanimous written consent during 2001.

     Compensation Committee. We established a Compensation Committee in May 1997. Under its current charter, the Compensation Committee:

     - determines the salaries, cash bonuses and fringe benefits of our executive officers;

     - reviews our salary administration and benefit policies; and

     - administers the Equity Incentive Plan, the Employee Stock Purchase Plan, the Growth Share Plan and any of our other similar plans.

     Our Compensation Committee consists of Philip F. Anschutz, Thomas J. Donohue, Jordan L. Haines, Marilyn Carlson Nelson, Frank P. Popoff (Chairman) and Craig D. Slater. Messrs. Haines and Popoff (Chairman) act as a separate subcommittee of the Compensation Committee that generally considers matters relating to compensation and perquisites of the employees and directors of our Company that are referred or delegated to it by the Compensation Committee, and to act on behalf of, or, if appropriate, make recommendations to the Board under the Equity Incentive Plan or any of our other similar plans. The Compensation Committee and the subcommittee met seven times during 2001.

     Executive Committee. We established an Executive Committee in February 1999 to exercise all the powers and authority of the Board in the management of our Company, except as prohibited by the Delaware General Corporation Law. Philip F. Anschutz (Chairman), Joseph P. Nacchio, Craig R. Barrett, Hank Brown, Frank P. Popoff and Craig D. Slater make up our Executive Committee. The Executive Committee met one time and acted once by unanimous written consent during 2001.

     Finance Committee. We established a Finance Committee in January 2002. Hank Brown, Jordan L. Haines, Cannon Y. Harvey, Frank P. Popoff and Craig D. Slater (Chairman) are the members of the Finance Committee. The purpose of the Finance Committee is to review and evaluate the Company's financial needs, to approve the issuance of debt and equity securities, and to oversee the administration of the Company's trust funds. The Finance Committee is to make recommendations to the Board and management regarding financial policies and objectives.

     Nominating Committee. We established a Nominating Committee in July 2000. Philip F. Anschutz, Hank Brown, Thomas J. Donohue, Jordan L. Haines, Cannon Y. Harvey (Chairman) and Marilyn Carlson Nelson are the members of the Nominating Committee. The Nominating Committee did not meet in 2001. The Nominating Committee will consider nominees recommended by our shareowners. Any shareowner wishing to propose a nominee for consideration by the Nominating Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. Nevertheless, because of the current manner by which we nominate directors as described on page 9 of this proxy statement (see "Merger"), the Nominating Committee expects that for the foreseeable future, the Board will be able to select a full slate of nominees to fill any vacant Board seats.

     Technology Review Committee. We established a Technology Review Committee in June 2000. Joseph P. Nacchio (Chairman), Craig R. Barrett and Vinod Khosla are the members of the Technology Review Committee. The purpose of the Technology Review Committee is to review and consider advances in technology and to maximize efficiency in the Company's business. The Technology Review Committee did not meet in 2001.

DIRECTOR COMPENSATION

     Directors who are officers or employees of our Company do not receive compensation for their Board service. Mr. Nacchio is the only director who is also an officer or employee of the Company.

     Each director who is neither an officer nor an employee of our Company is paid $30,000 per year for serving as a director and $2,000 for each meeting of the Board or any committee meeting attended, so long as the director serves on such committee. The chairman of each committee is also paid an additional $5,000 annually, in quarterly installments.

     Directors may elect, on a quarterly basis, to receive their directors' fees in cash or our shares of common stock under the Qwest Communications International Inc. Equity Compensation Plan for Non-Employee Directors. In addition, directors may elect to defer their directors' fees for the upcoming year pursuant to the Qwest Communications International Inc. Deferred Compensation Plan for Non-Employee Directors. A director's election to defer fees must be made within 30 days of the director's appointment to the Board (with respect to fees not yet earned) and thereafter either on an annual basis in the calendar year before the director earns the fees or three months before the director's fees would be payable if all of the directors elect to defer their fees. We match 50% of any fees deferred. As the fees would have been payable, we credit the director's account with "phantom units" which are held in a notational account. Each phantom unit represents a value equivalent to one share of our common stock and is subject to adjustment for dividends payable to our shareowners as well as stock splits, consolidations and the like that affect our shares of common stock outstanding. The account is ultimately distributed at the time elected by the director or at the end of the plan and is paid (at the director's election) either in: (1) a lump-sum cash payment, (2) periodic cash payments up to 10 years, or (3) some other form selected by the Executive Vice President-Human Resources (or his or her designee).

     In addition to cash compensation, each year we grant stock options covering 5,000 shares of our common stock to each of our non-employee directors. We also grant to each newly appointed, non-employee director a stock option covering 20,000 shares of our common stock concurrent with his or her appointment to the Board. On December 5, 2001, we granted options covering 5,000 shares of our common stock to Linda G. Alvarado, Craig R. Barrett, Hank Brown, Thomas J. Donohue, Jordan L. Haines, Cannon Y. Harvey, Peter S. Hellman, Vinod Khosla, Marilyn Carlson Nelson, Frank P. Popoff, Craig D. Slater and W. Thomas Stephens. The exercise price for each of these options is $16.81.

     All options granted to our directors have an exercise price set by the Compensation Committee or subcommittee, as applicable, and vest over five years at 20% per year. The options will terminate: (1) if not exercised by the tenth anniversary of the date they were granted, or (2) to the extent not vested, on the director's removal or resignation from the Board. Generally, upon a change in control as described on page 20 of this proxy statement (see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements"), the options will fully vest.

MERGER WITH U S WEST

     On June 30, 2000, we completed our acquisition (the "Merger") of U S WEST, Inc. ("U S WEST"). Following the Merger, seven directors of the Board remained (the "Continuing Directors") and seven directors of U S WEST were appointed (the "New Directors") to our Board. We expect that until June 30, 2003, the Continuing Directors and the New Directors will each have the right to nominate their successors as directors of the Company. We expect that a nominee named by the group of directors of which the vacating director was a member will fill any vacancy created on the Board until June 30, 2003. We expect that until June 30, 2003, each committee and subcommittee of the Board will be comprised of an equal number of Continuing Directors and New Directors.

                                 PROPOSAL NO. 1

                         ELECTION OF CLASS II DIRECTORS

     Our Board consists of 14 directors and is divided into three classes: five Class I directors, five Class II directors and four Class III directors. The term for each class of directors expires at successive meetings. We have nominated the following five persons to serve as our Class II directors: (1) Linda G. Alvarado, (2) Craig R. Barrett, (3) Cannon Y. Harvey, (4) Craig D. Slater, and (5) W. Thomas Stephens. If elected, the term for the Class II directors will be three years and will expire at our Annual Meeting in the year 2005. Each nominee for Class II director named above will, if elected, continue in office for the director's designated term and until the director's successor has been duly elected and qualified, or until the earlier of the director's death, resignation or retirement.

     The person named in the proxy card and the telephone and Internet voting systems intends to vote your shares FOR the election of the five nominees for Class II director named above, unless you indicate on your proxy card or in the telephone or Internet voting systems that your vote should be WITHHELD for one or more of the nominees. Each of the nominees has consented to be named as a nominee in this proxy statement, and we expect that each of the nominees for Class II directors named above will be able to serve if elected. If any nominee is unavailable for election, the person named in the proxy card, or his nominee or substitute, will vote your shares FOR the election of a substitute nominee proposed by the Board.

     Below, you can find the principal occupation and other information about the Class II directors and each of the other directors whose term of office will continue after the meeting.

                               BOARD OF DIRECTORS

                                                                           YEAR BEGAN AS   YEAR TERM
NAME                                         AGE(1)        POSITION          DIRECTOR      EXPIRES(2)
----                                         ------        --------        -------------   ----------
Philip F. Anschutz(4)(6)(8)................    62     Class III Director       1993           2003
Joseph P. Nacchio(6)(9)....................    52     Class III Director       1997           2003
Linda G. Alvarado(3).......................    50     Class II Director        2000           2002
Craig R. Barrett(6)(9).....................    62     Class II Director        2000           2002
Hank Brown(6)(7)(8)........................    62     Class III Director       2000           2003
Thomas J. Donohue(4)(8)....................    63     Class I Director         2001           2004
Jordan L. Haines(3)(4)(5)(7)(8)............    74     Class I Director         1997           2004
Cannon Y. Harvey(7)(8).....................    61     Class II Director        1996           2002
Peter S. Hellman(3)........................    52     Class I Director         2000           2004
Vinod Khosla(9)............................    47     Class I Director         1998           2004
Marilyn Carlson Nelson(4)(8)...............    62     Class I Director         2000           2004
Frank P. Popoff(4)(5)(6)(7)................    66     Class III Director       2000           2003
Craig D. Slater(4)(6)(7)...................    44     Class II Director        1996           2002
W. Thomas Stephens(3)......................    59     Class II Director        1997           2002

---------------

(1) As of February 28, 2002.

(2) The current term of the Class II Directors expires at the Annual Meeting. The term for persons elected at the Annual Meeting as Class II Directors will expire in 2005.

(3) Member of the Audit Committee. W. Thomas Stephens is the Chairman of the Audit Committee.

(4) Member of the Compensation Committee. Frank P. Popoff is the Chairman of the Compensation Committee.

(5) Member of the Subcommittee of the Compensation Committee. Frank P. Popoff is the Chairman of the Subcommittee of the Compensation Committee.

(6) Member of the Executive Committee. Philip F. Anschutz is the Chairman of the Executive Committee.

(7) Member of the Finance Committee. Craig D. Slater is the Chairman of the Finance Committee.

(8) Member of the Nominating Committee. Cannon Y. Harvey is the Chairman of the Nominating Committee.

(9) Member of the Technology Review Committee. Joseph P. Nacchio is the Chairman of the Technology Review Committee.

     Philip F. Anschutz is Qwest's founder and has served as Chairman of the Board since 1993. He has been a director and Chairman of the Board of Anschutz Company, our principal shareowner, for more than five years. Mr. Anschutz is the Vice Chairman and a director of Union Pacific Corporation and a director of Forest Oil Corporation. Mr. Anschutz holds a bachelor's degree in business from the University of Kansas.

     Joseph P. Nacchio has been our Chairman and Chief Executive Officer since April 1999. From January 1997 to April 1999, he was our President and Chief Executive Officer and a director. Mr. Nacchio has also served as the Chairman and as a member of the Supervisory Board of our affiliate KPNQwest N.V. since 1999. Mr. Nacchio is the Chairman of the National Security Telecommunications Advisory Committee, a group of business leaders that provides advice on security and emergency preparedness issues to President George W. Bush. He is also the Chairman of the Federal Communication Commission's Network Reliability and Interoperability Council, which advises the FCC on the safety and reliability of Internet, data and voice networks. Before joining us, Mr. Nacchio held several positions with AT&T from 1970 through 1996, including, most recently, Executive Vice President of AT&T's Consumer and Small Business Division starting in January 1996, where he was responsible for marketing and sales targeted at all consumers and small businesses in the United States. He also won the Malcolm Baldrige National Quality Award for Excellence. Mr. Nacchio earned a bachelor's degree in electrical engineering and an M.B.A. from New York University. Mr. Nacchio also earned a master's degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program.

     Linda G. Alvarado has been President and Chief Executive Officer of Alvarado Construction, Inc. since 1978. Ms. Alvarado currently serves as a director of 3M Company, Pepsi Bottling Group, Lennox International and Pitney Bowes, Inc. She previously served as a director of U S WEST from 1998 until the Merger. Ms. Alvarado earned a bachelor's degree from Pomona College.

     Craig R. Barrett has been Chief Executive Officer of Intel Corporation since 1998 and a member of the Intel board of directors since 1992. Mr. Barrett held various senior executive positions at Intel from 1984 to 1998, including Executive Vice President and Chief Operating Officer from 1993 to 1997. Mr. Barrett held various technology, engineering and manufacturing management positions with Intel from 1974 to 1984. Mr. Barrett was a professor of engineering at Stanford University from 1965 to 1974. He previously served as a director of U S WEST from 1998 until the Merger. Mr. Barrett earned a bachelor's degree, master's degree and a Ph.D. (all in materials science) from Stanford University and is a member of the National Academy of Engineering.

     Hank Brown has served as the President of the University of Northern Colorado since 1998. From 1997 to 1998, Mr. Brown was the Director of the Center for Public Policy for the University of Denver. Mr. Brown was the United States Senator for the State of Colorado from 1991 to 1997 and a United States Congressman for the State of Colorado from 1981 to 1991. He is a director of Alaris Medical Corporation, Sealed Air Corporation and StarTek, Inc. He previously served as a director of U S WEST from 1998 until the Merger. Mr. Brown earned a bachelor's degree in accounting from the University of Colorado, a J.D. from the University of Colorado Law School, and an LL.M. degree from George Washington University.

     Thomas J. Donohue has been the President and Chief Executive Officer of the U.S. Chamber of Commerce in Washington D.C. since 1997. He was President and Chief Executive Officer of the American Trucking Association from 1984 to 1997, an executive with the U.S. Postal Service from 1969 to 1976 and Fairfield University from 1967 to 1969. Mr. Donohue earned a bachelor's degree from St. John's University and an M.B.A. from Adelphi University.

     Jordan L. Haines was the President, Chairman and Chief Executive Officer of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1968 until 1991. Mr. Haines retired from Fourth Financial Corporation in 1991. Mr. Haines earned a bachelor's degree and a J.D. from the University of Kansas.

     Cannon Y. Harvey has been President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation since December 1996. From February 1995 until September 1996 he served as Executive Vice President, Finance and Law of Southern Pacific. From March 1989 to February 1995 he held several senior positions at Southern Pacific, including as General Counsel. Before joining Southern Pacific, Mr. Harvey was a partner in the law firm of Holme Roberts & Owen LLP for more than 20 years. Mr. Harvey earned a bachelor's degree from the University of Missouri. He also earned a master's degree from Harvard University and an LL.B. degree from Harvard Law School.

     Peter S. Hellman has been the Chief Financial and Administrative Officer of Nordson Corp., a designer, manufacturer and marketer of industrial equipment, since 2000 and a director of this entity since 2001. Mr. Hellman was the President and Chief Operating Officer of TRW, Inc. from 1995 to 1999, the Assistant President of TRW from 1994 to 1995, and Chief Financial Officer and a director of TRW from 1991 to 1994. Mr. Hellman held a variety of positions with BP America from 1979 to 1989 and The Irving Trust Company from 1972 to 1979. He previously served as a director of U S WEST from 1998 until the Merger. Mr. Hellman earned a bachelor's degree from Hobart College and an M.B.A. from Case Western Reserve University.

     Vinod Khosla was a co-founder of Daisy Systems and founding Chief Executive Officer of Sun Microsystems, where he pioneered open systems and commercial RISC processors. Mr. Khosla has also been a general partner of the venture capital firm Kleiner Perkins Caufield & Byers since 1986. He serves on the board of directors of Juniper Networks, Inc. and RedBack Networks Inc., as well as several private companies. Mr. Khosla is an electrical engineering graduate of the Indian Institute of Technology in New Delhi, and holds a master's degree in biomedical engineering from Carnegie Mellon University and an M.B.A. from the Stanford Graduate School of Business.

     Marilyn Carlson Nelson has been Chairman, President and Chief Executive Officer of Carlson Companies, Inc., since 1998 and Vice Chair of Carlson Holdings, Inc. and Carlson Wagonlit Travel from 1991 to 1998. Since joining Carlson Companies in 1989, Ms. Nelson has held various positions with Carlson Companies including Director, Chief Operating Officer and Senior Vice President of Carlson Holdings, Inc. Ms. Nelson serves on the board of directors of Exxon Corporation and Carlson Companies, Inc. Ms. Nelson is a Member of the Council of the World Economic Forum and the World Travel and Tourism Council, Chair of the Travel Industry Association of America and Advisory Board Member of the Curtis
L. Carlson School of Management, at the University of Minnesota. She previously served as a director of U S WEST from 1998 until the Merger. Ms. Nelson is the recipient of numerous awards, including three honorary doctorate degrees. Ms. Nelson earned a bachelor's degree in international economics.

     Frank P. Popoff was Chairman of The Dow Chemical Company from 1992 until his retirement in October 2000. From 1989 to 1995, Mr. Popoff served as the Chief Executive Officer of Dow. Mr. Popoff currently serves as a director of American Express Company, Chemical Financial Corporation, Shin-Etsu Chemical Co. Ltd. and United Technologies Corporation. He previously served as a director of U S WEST from 1998 until the Merger. Mr. Popoff earned a bachelor's degree in chemistry and an M.B.A. from Indiana University.

     Craig D. Slater has been President of Anschutz Investment Company since August 1997 and Executive Vice President of Anschutz Company and The Anschutz Corporation since August 1995. Mr. Slater served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996 and held various other positions with those companies from 1988 to 1995. He is a director of Forest Oil Corporation. Mr. Slater earned a bachelor's degree in accounting from the University of Colorado-Boulder, a master's degree in tax from the University of Denver and a master's degree in finance from the University of Colorado-Denver.

     W. Thomas Stephens served as President, Chief Executive Officer and a director of MacMillan Bloedel Limited, Canada's largest forest products company, from 1996 to 1999. He served from 1986 until his retirement in 1996 as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation board of directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens is a director of Trans Canada Pipelines, Norske Skog Canada Ltd., The Putnam Funds, Mail-Well, Inc., and Xcel Energy Inc. Mr. Stephens earned a bachelor's and a master's degree in industrial engineering from the University of Arkansas.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED ABOVE FOR CLASS II DIRECTOR. PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES NAMED ABOVE FOR CLASS II DIRECTOR UNLESS YOU OTHERWISE SPECIFY ON YOUR PROXY CARD OR THROUGH THE TELEPHONE OR INTERNET VOTING SYSTEMS.

                       EXECUTIVE OFFICERS AND MANAGEMENT

     The following is a list of our executive officers, followed by their biographical information (other than Mr. Nacchio, whose biographical information appears on page 10 of this proxy statement):

NAME                                   AGE(1)                 POSITION
----                                   ------                 --------
Joseph P. Nacchio....................    52     Chairman and Chief Executive Officer
Afshin Mohebbi.......................    38     President and Chief Operating Officer
Shaun P. Gilmore.....................    47     Executive Vice President, Global
                                                Business Accounts
Clifford S. Holtz....................    42     Executive Vice President, National
                                                  Business Accounts
James A. Smith.......................    49     Executive Vice President, National
                                                  Consumer Markets
Robin R. Szeliga.....................    41     Executive Vice President, Finance and
                                                  Chief Financial Officer
Drake S. Tempest.....................    48     Executive Vice President, General
                                                  Counsel, Chief Administrative
                                                  Officer and Corporate Secretary

---------------

(1) As of February 28, 2002.

     Afshin Mohebbi has been our President and Chief Operating Officer since April of 2001. From June 2000 to April 2001, he was President, Worldwide Operations, and from May 1999 to June 2000, he served as President and Chief Operating Officer of Qwest. Before joining us, he had been the President and Managing Director of British Telecommunications since 1997, where he was responsible for its business division and its United Kingdom operations. From 1983 to 1997, he held various positions at Pacific Bell and SBC Corporation, following its acquisition of Pacific Bell. Mr. Mohebbi is on the board of directors of KPMG Consulting Inc. and is a member of the Denver Chamber of Commerce. Mr. Mohebbi earned a bachelor's degree in electrical engineering and an M.B.A. (graduating as a dean's scholar) from the University of California at Irvine, and a telecommunications engineering certificate from the University of California at Los Angeles.

     Shaun P. Gilmore has been our Executive Vice President, Global Business Accounts since December 2001. From July 2000 to December 2001, Mr. Gilmore led the product management teams driving the development, growth and performance of Qwest's voice, data and managed services and IP products. From September 1998 to July 2000, he served as Senior Vice President of Qwest's National Accounts and Government Systems sales divisions. Before joining Qwest in 1998, Mr. Gilmore served as president of Snyder Direct, a company specializing in direct marketing and account management. Prior to that, he was with AT&T for 16 years, where he held a number of senior management positions in the business and consumer markets divisions. Mr. Gilmore was a George F. Baker scholar and earned an M.B.A. from Harvard Graduate School of Business, and a B.A., magna cum laude, in economics and sociology from Bowdoin College in Brunswick, Maine.

     Clifford S. Holtz has been our Executive Vice President, National Business Accounts since 2001. Prior to joining Qwest in 2001, Mr. Holtz served as Senior Vice President of Gateway, Inc.'s $5 billion consumer business from February 2000 to January 2001, and prior to that, he was AT&T's President of Metro Markets, a $4.5 billion business serving small to mid-sized business customers, from January 1997 to February 2000. He also held a variety of general management, operations, strategy, sales and marketing assignments with AT&T. Mr. Holtz earned an M.B.A. from the University of Chicago and a B.S., magna cum laude, in business administration from the State University of New York in Albany.

     James A. Smith has been our Executive Vice President, National Consumer Markets since April 2001. From January 2001 until April 2001, Mr. Smith was our Executive Vice President, Small Business and Consumer Markets. Prior to that, he was President of Dex, our yellow pages unit, since June 2000. Mr. Smith held several operational, marketing and management positions with U S WEST between 1979 and 2000, including, most recently, President of U S WEST Dex, Inc. since 1997. Mr. Smith earned a bachelor's degree from Willamette University in Salem, Oregon and a J.D. from the University of Washington, where he also studied business economics and finance.

     Robin R. Szeliga has been our Executive Vice President, Finance and Chief Financial Officer since April 2001. From October 1999 to March 2001, Ms. Szeliga was our Senior Vice President, Finance, and from March 2001 until April 2001, she was our Interim Chief Financial Officer. Ms. Szeliga joined Qwest in November 1997 as a finance executive. She was Vice President, Finance from August 1998 to October 1999. Before joining us, she held various executive financial management positions at Tele-Communications, Inc. from 1986 to 1997, including, most recently, as Vice President of Business Decision Support. Ms. Szeliga is a certified public accountant and earned a bachelor's degree in accounting from the University of Northern Colorado.

     Drake S. Tempest has been our Executive Vice President, General Counsel and Corporate Secretary since October 1998, and our Chief Administrative Officer since June 2000. As our chief legal officer, Mr. Tempest is responsible for guiding our legal policy, assuring compliance with legal requirements, supervising our regulatory and legislative activities, as well as corporate communications, corporate development and real estate. He has been a member of the Supervisory Board of KPNQwest N.V. since 1999. Before joining us, Mr. Tempest had been a partner in the New York office of the law firm of O'Melveny & Myers LLP since 1989, where his practice included general corporate matters emphasizing mergers and acquisitions and securities transactions. Mr. Tempest earned a bachelor's degree from Williams College, completed graduate studies at Oxford University and earned a J.D. from Yale University.

                   CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS

     See "Compensation Committee Interlocks and Insider Participation" on page 27 of this proxy statement for descriptions of certain transactions and relationships between us and Mr. Anschutz, Anschutz Company or one or more of their affiliates.

     None of our directors or named executive officers was indebted to us or any of our subsidiaries at any time since the beginning of 2001 in excess of $60,000, except for Mr. Mohebbi. As of December 31, 2001, Mr. Mohebbi had $100,000 outstanding on a loan that we made to him pursuant to his original employment agreement, as described under the caption "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" on page 20 of this proxy statement. We have also loaned Mr. Mohebbi an additional $4 million effective as of April 1, 2002. This loan will bear interest at the rate of 5.54%, compounded semi-annually. The outstanding principal balance of the loan, together with any accrued and unpaid interest, is due and payable within 90 days following Mr. Mohebbi's death or, under circumstances within 45 days following termination of his employment with Qwest. Mr. Mohebbi has agreed to use a portion of the loan to pay the premium on a life insurance policy covering Mr. Mohebbi. Mr. Mohebbi will be the owner of the policy.

     From July 27, 2001 to October 1, 2001, seven purported class action complaints were filed in federal district court in Colorado against Qwest, its Chairman and Chief Executive Officer, Joseph P. Nacchio, and its Chief Financial Officer, Robin R. Szeliga, on behalf of purchasers of Qwest's publicly traded stock between March 22, 2001 and July 23, 2001. One of the seven complaints has been voluntarily dismissed. The remaining six complaints, which have been consolidated, allege, among other things, that Qwest, Mr. Nacchio and Ms. Szeliga made material false statements regarding the results of operations for the quarter ended March 31, 2001 in violation of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 ("Exchange Act") and that, during the above period, the individual defendants sold shares of Qwest's common stock. On December 3, 2001, a Consolidated Amended Class Action Complaint ("Consolidated Complaint") was filed in federal district court in Colorado against Qwest, Joseph P. Nacchio, Robin R. Szeliga, and several other former and present officers and/or directors of the Company on behalf of purchasers of Qwest's publicly traded stock between October 24, 2000 and October 30, 2001. This Consolidated Complaint supersedes the six purported class action complaints filed between July 27, 2001 and October 1, 2001. The Consolidated Complaint alleges, among other things, that during the class period, Qwest and certain of the individual defendants made material false statements regarding the results of operations in violation of sections 10(b) and 20(a) of the Exchange Act and that during the class period, the individual defendants sold shares of Qwest's common stock in violation of section 20A of the Exchange Act. The Consolidated Complaint alleges that Qwest's financial results during the class period and statements regarding those results were false and misleading due to the alleged (i) overstatement of revenue, (ii) understatement of costs, (iii) manipulation of employee benefits in order to increase profitability, and (iv) misstatement of certain assets and liabilities. The Consolidated Complaint seeks unspecified compensatory damages and other relief. On January 15, 2002, Qwest and the individual defendants filed a motion to dismiss, which as of the date of this proxy statement, is pending before the court.

     On October 22, 2001, a derivative lawsuit was filed in federal district court in Colorado, naming as defendants each of the members of the Qwest Board of Directors, and naming Qwest as a nominal defendant. The derivative complaint is based upon the allegations made in the class actions described in the preceding paragraph, and alleges that the Board members intentionally or negligently breached their fiduciary duties to Qwest by failing to oversee implementation of securities laws that prohibit insider trading. The derivative complaint also alleges that the Board members breached their fiduciary duties to Qwest by causing or permitting Qwest to commit alleged securities violations, thus (i) causing Qwest to be sued for such violations, and (ii) subjecting Qwest to adverse publicity, increasing Qwest's cost of raising capital and impairing earnings. The derivative complaint further alleges that certain directors sold shares between April 26, 2001 and May 15, 2001 using non-public company information. In December 2001, the derivative lawsuit was stayed, pending resolution of the Consolidated Complaint. In March 2002, plaintiffs in the suit served defendants with a first amended derivative complaint. The amended derivative complaint adds allegations relating to the disclosures of Qwest's financial results from April 2000 through February 2002.

     In March 2002, lead plaintiffs in the consolidated securities action filed a motion for leave to file a Second Amended Consolidated Complaint that seeks to: add new claims; extend the putative class period so that it begins on April 19, 2000 and ends on February 14, 2002; and add Lewis O. Wilks, a former Qwest officer, and others as defendants. In March 2002, the defendants filed oppositions to plaintiffs' motion for leave to file a Second Amended Consolidated Complaint. The court has not ruled on the motion as of the date of this proxy statement.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or accrued for the benefit of our Chief Executive Officer and the next four most highly compensated executive officers of our Company and its operating subsidiaries for the periods indicated. The position identified in the table for each person is their current position with us unless we indicate otherwise.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                              -----------------------------------
                                                                                      AWARDS            PAYOUTS
                                                                              ----------------------- -----------
                                              ANNUAL COMPENSATION                          NUMBER OF
                                   ----------------------------------------  RESTRICTED   SECURITIES
                                                             OTHER ANNUAL      STOCK      UNDERLYING     LTIP           ALL OTHER
NAME/PRINCIPAL POSITION      YEAR  SALARY(1)     BONUS(1)   COMPENSATION(2)  AWARDS(3)     OPTIONS      PAYOUTS      COMPENSATION(4)
-----------------------      ----  ----------   ----------  ---------------  ----------   ----------  -----------    ---------------
Joseph P. Nacchio..........  2001  $1,169,230   $1,517,152     $229,705(5)           --   7,250,000   $24,374,091(6)   $    4,768
 Chairman and Chief          2000  $  854,615   $2,259,611           --              --          --   $ 1,107,913(7)   $    5,269
 Executive Officer           1999  $  679,672   $  863,006           --              --   9,000,000   $ 1,107,894(7)   $2,247,075
Afshin Mohebbi.............  2001  $  766,923   $  593,306     $287,163(8)           --   2,500,000            --      $    5,100
 President and Chief         2000  $  561,058   $  756,067     $233,643(9)           --     400,000            --      $      761
 Operating Officer           1999  $  305,769   $  311,062     $318,660(10)          --   2,700,000            --              --
Drake S. Tempest...........  2001  $  396,154   $  234,434           --      $3,362,000     600,000            --      $    1,998
 Executive Vice              2000  $  298,077   $  385,068           --              --     200,000            --      $    3,308
 President, General          1999  $  250,000   $  224,258     $300,000(11)          --     400,000            --      $      726
 Counsel, Chief
 Administrative Officer
 and  Corporate Secretary
James A. Smith (12)........  2001  $  360,000   $  188,100           --              --     250,000            --      $    4,579
 Executive Vice              2000  $  366,681   $  279,665           --      $2,143,750     500,000   $   218,955      $3,330,753
 President, National
 Consumer Markets
Robin R. Szeliga(13).......  2001  $  344,231   $  186,790           --      $1,681,000   1,000,000            --      $    4,629
 Executive Vice President,
 Finance and Chief
 Financial Officer

---------------

 (1) Amounts shown include cash compensation earned and received by each of the named executive officers, including payments made with respect to paid vacation or sick-leave, as well as compensation earned but deferred at the election of each of the named executive officers. Bonus amounts reported for 2000 have been adjusted to (a) include amounts earned with respect to performance in the fourth quarter of 2000 but paid in 2001, and (b) exclude amounts earned with respect to performance in the fourth quarter of 1999 but paid in 2000 (which amounts are included in the bonus figures reported for 1999).

 (2) Amounts shown include the value of perquisites and other personal benefits to the extent that the aggregate of such benefits exceeds $50,000 for the named executive officer in the year indicated. As set forth in the footnotes below, amounts may include payments under our flexible benefits plan to be used at the election of the named executive officer for one or more of the following purposes: car allowance, airline upgrade certificates, supplemental life insurance, club memberships, personal legal services, home security and child care.

 (3) Dollar amounts shown equal the number of shares of restricted stock granted multiplied by the stock price on the grant date, which was $16.81 per share (in the case of Mr. Tempest and Ms. Szeliga) and $49.59 per share (in the case of Mr. Smith). The valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. Messrs. Nacchio and Mohebbi did not own any shares of restricted stock as of December 31, 2001. The number and dollar value of shares of restricted stock held by the other named executive officers on December 31, 2001, based on the closing price of our Company's common stock on December 31, 2001 ($14.13 per share), were: Drake S. Tempest -- 200,000 shares ($2,826,000); Robin R. Szeliga -- 100,000 shares ($1,413,000); and James
     Smith -- 43,233 shares ($610,882). Prior to the Merger, Mr. Smith was granted 43,233 shares (as adjusted for the Merger) that vested in full on December 31, 2001. The grants of restricted stock to Mr. Tempest (200,000 shares) and Ms. Szeliga (100,000 shares) vest 25% each year on February 1st over four years beginning on February 1, 2003. Dividends are paid on all shares of our restricted stock at the same rate as on our unrestricted shares.

 (4) The 2001 amounts represent matching contributions pursuant to the Company's 401(k) plan for each of the named executive officers. The 2000 amount for Mr. Smith represents (a) a retention payment paid by the Company pursuant to his pre-Merger retention agreement, which he elected in lieu of the standard and additional cash benefits to which he was entitled under his change in control agreement and prior severance agreement, and (b) $252.82 of imputed income for term life insurance. The 1999 amount for Mr. Nacchio represents (a) the third installment of the "equalization payment" ($2,034,000) payable to Mr. Nacchio in 1999 together with interest of $208,485 that accrued on the equalization payment in 1999 and (b) Qwest's contribution to Qwest's 401(k) plan of $4,590.

 (5) Amount includes $65,123 paid to Mr. Nacchio under our flexible benefits plan, and $136,745 attributable to his personal use of corporate aircraft.

 (6) In accordance with Mr. Nacchio's 1996 employment agreement, we granted Mr. Nacchio 300,000 growth shares in 1996 under our Growth Share Plan, with a five-year performance cycle commencing January 1, 1997. The amount represents what we paid Mr. Nacchio in 2001 under his growth share agreement for the remaining portion of his growth shares that vested in 2001 (the last year of the five-year performance cycle). We paid him for these vested shares by (a) paying $4,500,000 in premiums on two life insurance policies covering the lives of Mr. and Mrs. Nacchio, pursuant to the terms of a split dollar arrangement between the Company, Mr. and Mrs. Nacchio and their life insurance trust, and (b) issuing to Mr. Nacchio, net of certain taxes, 356,723 shares of our common stock. This amount represents the final payment due to Mr. Nacchio under his growth share agreement.

 (7) The amount represents what we paid Mr. Nacchio for his growth shares under his growth share agreement. Mr. Nacchio received shares of our common stock as payment for his growth shares.

 (8) Amount includes $35,000 paid to Mr. Mohebbi under our flexible benefits plan, and $21,004 attributable to his personal use of corporate aircraft. Amount also includes the forgiveness of $200,000 in principal and $16,667 of imputed interest on a loan that we made to Mr. Mohebbi under his employment agreement in May, 1999.

 (9) Amount includes the forgiveness of $200,000 in principal and $34,667 of imputed interest on a loan that we made to Mr. Mohebbi under his employment agreement in May, 1999.

(10) Amount includes the forgiveness of $100,000 in principal and $22,333 of imputed interest on a loan that we made to Mr. Mohebbi under his employment agreement in May, 1999. Amount also includes the reimbursement of $28,327 in relocation expenses and $168,000 as a transition payment that we made to Mr. Mohebbi upon joining our Company.

(11) The amount was paid to Mr. Tempest as a transition payment upon joining our Company to compensate him for amounts foregone from his previous employer.

(12) Mr. Smith became an executive officer of Qwest in 2000.

(13) Ms. Szeliga became an executive officer of Qwest in 2001.

STOCK OPTION GRANTS

     The following table provides details regarding the stock options that we granted in 2001 to each of our named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                               NUMBER OF      PERCENT OF TOTAL                                 OF SHARE PRICE APPRECIATION
                              SECURITIES      OPTIONS GRANTED                                       FOR OPTION TERM(1)
                              UNDERLYING      TO ALL EMPLOYEES                    EXPIRATION   ----------------------------
NAME                        OPTIONS GRANTED     DURING 2001      EXERCISE PRICE      DATE           5%             10%
----                        ---------------   ----------------   --------------   ----------   ------------   -------------
Joseph P. Nacchio.........      7,250,000(2)          22%            $16.81        10/24/11    $76,644,960    $194,233,378
Afshin Mohebbi............      1,500,000(3)         4.5%            $34.80         4/10/11    $32,828,300    $ 83,193,356
                                1,000,000(3)           3%            $16.81        10/24/11    $10,571,719    $ 26,790,811
Drake S. Tempest..........        600,000(4)         1.8%            $16.81        10/24/11    $ 6,343,031    $ 16,074,486
James A. Smith............        250,000(5)        0.75%            $16.81        10/24/11    $ 2,642,930    $  6,697,703
Robin R. Szeliga..........        100,000(6)         0.3%            $36.97         2/28/11    $ 2,325,023    $  5,892,066
                                  300,000(6)         0.9%            $34.80         4/10/11    $ 6,656,660    $ 16,638,671
                                  600,000(6)         1.8%            $16.81        10/24/11    $ 6,343,031    $ 16,074,486

---------------

(1) The potential realizable value is based on the appreciated value of our common stock minus the per share exercise price, multiplied by the number of shares subject to the option. The appreciated value of our common stock is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of our shares of common stock. The closing price of our stock on April 2, 2002 was $7.63 per share.

(2) We granted Mr. Nacchio non-qualified stock options effective October 24, 2001 under our Equity Incentive Plan. The options vest as follows: 2.5 million shares on August 1, 2004, 0.5 million shares on December 1, 2004,
    2.5 million shares on August 1, 2005 and 1.75 shares million on December 1, 2005. Generally, following a change in control, the options will vest if Mr. Nacchio is terminated without cause, or if Mr. Nacchio terminates his employment for good reason. For purposes of the option grant, a change in control in and of itself does not constitute good reason. Notwithstanding the vesting schedule, the options will vest in full and become immediately exercisable in the event of Mr. Nacchio's death or disability, as the latter term is defined in Mr. Nacchio's non-qualified stock option agreement.

(3) We made two grants of non-qualified stock options to Mr. Mohebbi under our Equity Incentive Plan, the first of which was effective April 10, 2001 and the second of which was effective October 24, 2001. We granted these options under our Equity Incentive Plan. The options vest 50% on April 10, 2004 and 50% on April 10, 2005. Generally, following a change in control, the options will vest if Mr. Mohebbi is terminated without cause or if he suffers a material diminution in his duties. Notwithstanding the vesting schedule, the options will vest in full and become immediately exercisable in the event of Mr. Mohebbi's death or disability, as the latter term is defined in Mr. Mohebbi's non-qualified stock option agreements.

(4) We granted Mr. Tempest non-qualified stock options effective October 24, 2001 under our Equity Incentive Plan. The options vest 25% each year over four years beginning on October 24, 2002. Generally, following a change in control, the options will vest if Mr. Tempest is terminated without cause or if he suffers a material diminution in his duties. Notwithstanding the vesting schedule, the options will vest in full and become immediately exercisable in the event of Mr. Tempest's death or disability, as the latter term is defined in Mr. Tempest's non-qualified stock option agreement.

(5) We granted Mr. Smith non-qualified stock options effective October 24, 2001 under our Equity Incentive Plan. The options vest 25% each year over four years, beginning on October 24, 2002. Generally, following a change in control and subsequent termination for reasons other than cause, the options will vest in full. Notwithstanding the vesting schedule, the options will vest in full and become immediately exercisable in the event of Mr. Smith's death or disability, as the latter term is defined in Mr. Smith's non-qualified stock option agreement.

(6) We made three separate grants of non-qualified stock options to Ms. Szeliga effective February 28, 2001, April 10, 2001 and October 24, 2001 under our Equity Incentive Plan. The options under each of the grants vest 25% each year over four years beginning on the anniversary of their respective effective dates. Generally, following a change in control and subsequent termination of Ms. Szeliga for reasons other than cause, the options will vest in full. Notwithstanding the vesting schedule, the options will vest in full and become immediately exercisable in the event of Ms. Szeliga's death or disability, as the latter term is defined in Ms. Szeliga's non-qualified stock option agreements.

OPTION EXERCISES AND HOLDINGS

     The following table provides information for the named executive officers concerning options they exercised during 2001 and unexercised options they held at the end of 2001:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                       SHARES                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                      ACQUIRED                  OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                         ON          VALUE      ---------------------------   ---------------------------
NAME                                  EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  ---------   -----------   -----------   -------------   -----------   -------------
Joseph P. Nacchio...................  2,172,000   $74,595,768    9,140,902     11,750,000     $40,050,984             --
Afshin Mohebbi......................         --            --    1,290,000      4,310,000              --             --
Drake S. Tempest....................    140,000   $ 2,588,126      280,000      1,360,000              --             --
James A. Smith......................    291,913   $ 3,030,418      408,788        878,923              --             --
Robin R. Szeliga....................     10,000   $   125,000      236,000      1,260,000     $   171,580             --

---------------

(1) Based on the last sales price of our shares of common stock on December 31, 2001 ($14.13), minus the per share exercise price of the unexercised options, multiplied by the number of shares represented by the unexercised options. The last sales price of our shares of common stock on April 2, 2002 was $7.63 per share.

PENSION PLANS

     Commencing in 2001, our executive officers became eligible to participate in the Qwest Pension Plan. Under the plan, we credit an amount equal to 3% of eligible pay (generally defined as the executive's salary and bonus) each year to an individual account for each participating employee. At the end of each year, the balance in each employee's account is credited with interest based on the average 30-year Treasury bond rate. In addition, at the end of each year (until 2004), an additional sum will be credited to his or her account in an amount equal to the excess (if any) of the credits that would have been made using the cumulative rate of appreciation in the price of our common stock from the date of each contribution over the actual credits already made. The amount in the participant's account at the time that he or she retires or terminates employment with Qwest may be taken in a lump-sum or converted to an annuity. A nonqualified pension plan exists which authorizes the payment of benefits under provision of the plan which may exceed the limits otherwise imposed under applicable tax and employee benefit regulations.

     The following table sets forth the estimated lump-sum benefit earned under the cash balance formula payable at age 65 to each of the named executive officers who are eligible to participate in the plan (other than Mr. Smith, whose pension benefits are described below). The projections have been calculated assuming that the named executive continues to be employed at Qwest until age 65, the account balance receives annual interest credits at the rate of 6%, and eligible compensation under the plan increases at the rate of 4% per year.

                                                               ESTIMATED LUMP SUM BENEFIT
                                                               EARNED UNDER CASH BALANCE
NAME                                                          FORMULA AT NORMAL RETIREMENT
----                                                          ----------------------------
Joseph P. Nacchio...........................................           $2,285,275
Afshin Mohebbi..............................................           $4,582,013
Drake S. Tempest............................................           $  836,241
Robin R. Szeliga............................................           $1,448,299

     As a former executive of U S WEST, Mr. Smith is entitled to receive benefits under the pension plan based on a formula that takes into account his average annual compensation and his years of service at the time of retirement. The tables below show the maximum estimated annual benefits payable to Mr. Smith at retirement based on applicable pension plan formulas for specified final average annual compensation and specified years of service. Mr. Smith is eligible to receive annually the greater of any pension amount that is calculated under either table.

                              PENSION PLAN TABLE I

TABLE I
-------                                                                      YEARS OF SERVICE
FINAL AVERAGE                                         ---------------------------------------------------------------
ANNUAL COMPENSATION                                      20         25         30         35         40         45
-------------------                                   --------   --------   --------   --------   --------   --------
$300,000............................................  $ 90,000   $112,500   $135,000   $157,500   $176,250   $195,000
$400,000............................................   120,000    150,000    180,000    210,000    235,000    260,000
$500,000............................................   150,000    187,500    225,000    262,500    293,750    325,000
$600,000............................................   180,000    225,000    270,000    315,000    352,500    390,000
$700,000............................................   210,000    262,500    315,000    367,500    411,250    455,000
$800,000............................................   240,000    300,000    360,000    420,000    470,000    520,000

                             PENSION PLAN TABLE II

TABLE II
--------                                                                     YEARS OF SERVICE
FINAL AVERAGE                                         ---------------------------------------------------------------
ANNUAL COMPENSATION                                      20         25         30         35         40         45
-------------------                                   --------   --------   --------   --------   --------   --------
$300,000............................................  $109,100   $122,700   $133,000   $139,800   $143,200   $146,600
$400,000............................................   145,500    163,600    177,300    186,400    190,900    195,500
$500,000............................................   181,800    204,500    221,600    233,000    238,600    244,300
$600,000............................................   218,200    245,500    265,900    279,500    286,400    293,200
$700,000............................................   254,500    286,400    310,200    326,100    334,100    342,000
$800,000............................................   290,900    327,300    354,500    372,700    381,800    390,900

     For purposes of calculating the benefits due to Mr. Smith as show in the preceding tables, "final average annual compensation" is determined using the highest average compensation during any period of 60 consecutive months within the 120 consecutive-month period preceding retirement. Compensation covered is based on Mr. Smith's combined salary and bonus, as reported in the Summary Compensation Table. Mr. Smith currently has 24 years of credited service under the pension plan.

     Benefits set forth in the preceding tables are computed as a straight-life annuity and are subject to deduction for Social Security benefits.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The following is a description of the terms and conditions of each employment or change in control agreement that we have with the named executive officers:

     Joseph P. Nacchio. We have an employment agreement with Mr. Nacchio dated as of October 24, 2001. The agreement provides that, effective January 1, 2002, Mr. Nacchio was entitled to a salary and target bonus increase, but Mr. Nacchio voluntarily delayed the effective date of these increases until April 1, 2002. His base salary increased from $1.2 million to $1.5 million, which amount is subject to annual review and may be increased (but not reduced) at the sole discretion of our Board, and his target bonus increased from 200% to 250% of his base salary. Mr. Nacchio is entitled under the agreement to participate in all savings, retirement and welfare benefit plans applicable generally to other senior executives of the Company. Mr. Nacchio's benefits also include reimbursement for travel expenses, business club memberships, relocation and other reasonable business expenses. The Company has agreed to indemnify Mr. Nacchio against all liabilities and expenses incurred in any proceeding, and to reimburse reasonable expenses incurred by Mr. Nacchio in the defense of or participation in any proceeding, to which Mr. Nacchio is a party because of his service to the Company.

     Mr. Nacchio has agreed that during the term of his employment and for one year following the termination of his employment, he will not directly or indirectly engage in any activity competitive with the business of the Company or the telecommunications businesses of any of its subsidiaries or affiliates, present or future.

     If we terminate Mr. Nacchio's employment other than for death, disability or cause ("cause" includes any willful misconduct materially detrimental to our Company, felony conviction, nonfeasance with respect to duties set forth in the employment agreement or failure or refusal to follow written directions of the Board), or if Mr. Nacchio resigns for good reason, we have agreed to pay him an amount equal to two times the sum of his base salary and target bonus at the rate in effect on the date of termination. Mr. Nacchio will also be entitled to a continuation, or cash equivalent if continuation is not available, of savings and welfare benefits for two years following termination. The term "good reason" includes: (a) a diminution in Mr. Nacchio's titles, offices, positions or authority, (b) the assignment to Mr. Nacchio of any duties inconsistent with his position, authority or material responsibilities, or the removal of his authority or material responsibilities, (c) our failure to make any payments due under the employment agreement or to comply with the material terms of the employment agreement, (d) our failure to cause the employment agreement to be assumed by successors or permitted assigns, (e) a change in control of our Company (as defined in the employment agreement), (f) our failure to elect or re-elect Mr. Nacchio as a director of the Company or the removal of Mr. Nacchio as a director, (g) any person other than Philip F. Anschutz or Mr. Nacchio serving in the position of Chairman of the Board, or (h) our failure to maintain directors' and officers' insurance of at least $15 million in the aggregate. For purposes of his employment agreement, change in control means the acquisition of 20% or more of our Company by an individual, entity (not controlled by Mr. Anschutz) or group if the new acquirers own a larger percentage of our Company than entities controlled by Mr. Anschutz. If Mr. Nacchio receives any payments that are subject to the excise tax of Section 4999 of the Internal Revenue Code, we will reimburse him in full for the excise tax so that he will be in the same position as if he was not subject to the excise tax nor received the reimbursement payments.

     If Mr. Nacchio's employment agreement is not renewed following its expiration, we are obligated to pay Mr. Nacchio for (a) severance at the same level and terms as is given to other senior executives of the Company, (b) continuation of benefits for two years, provided that Mr. Nacchio executes a mutual release agreement, (c) retiree medical benefits for the lives of Mr. Nacchio and his spouse and his dependents (while they remain dependents), provided that Mr. Nacchio executes a mutual release agreement, and (d) payments of other benefits described in his employment agreement.

     Afshin Mohebbi. We have an amended and restated employment agreement with Mr. Mohebbi dated January 1, 2002. The agreement provides that Mr. Mohebbi was entitled to a salary and target bonus increase. Mr. Mohebbi voluntarily delayed the effective date of these increases until April 1, 2002. His base salary increased from $660,000 to $850,000, which amount is subject to annual review and may be increased (but not reduced) at the sole discretion of the Board, and his target bonus increased from 150% to 200% of his base salary. Mr. Mohebbi is entitled under the agreement to participate in all benefit plans now existing or established hereafter for senior executives and employees to the extent that Mr. Mohebbi is eligible under the general provisions of such plans. Mr. Mohebbi's benefits also include reimbursement of travel expenses, business club memberships, relocation costs and other reasonable business expenses. The Company has agreed to indemnify Mr. Mohebbi against all liabilities and expenses incurred in any proceeding, and to reimburse reasonable expenses incurred by Mr. Mohebbi in the defense of or participation in any proceeding, to which Mr. Mohebbi is a party because of his service to the Company.

     In connection with his employment agreement, Mr. Mohebbi signed a Noncompete, Nonsolicitation and Nondisclosure Agreement. The agreement prohibits Mr. Mohebbi from competing with the Company, soliciting employees from the Company, or disclosing any confidential information for 30 months after his employment with the Company ends.

     If Mr. Mohebbi's employment is terminated for reasons other than cause, or if he resigns for "good reason," the Company shall (i) pay all accrued salary, bonus, vacation time and benefits through the termination date, and (ii) an amount equal to two times the sum of his then annual base salary and target annual bonus for the fiscal year in which Mr. Mohebbi's employment terminates. In addition, we will continue to provide all then-existing employee benefits for a period of thirty (30) months from the termination date or, if earlier, until Mr. Mohebbi becomes employed by another person or entity. The term "cause" includes: (1) willful misconduct with respect to the Company which is materially detrimental to the Company; (2) conviction of (or pleading nolo contendre to) certain felonies; (3) failure or refusal to attempt to follow the written direction of the Board within a reasonable period after receiving written notice; or (4) gross continuous nonfeasance with regard to his material duties, taken as a whole, which materially continue after a written notice. The term "good reason" includes: (a) any diminution of Mr. Mohebbi's titles, offices, positions, or authority, (b) the assignment to Mr. Mohebbi of any duties inconsistent with his position, authority or material responsibilities, or the removal of his authority or material responsibilities, (c) our failure to make any payments due under the employment agreement or to comply with the material terms of the employment agreement, or (d) a change in control of our Company (as defined in the Equity Incentive Plan).

     Pursuant to the terms of Mr. Mohebbi's prior employment agreement, we loaned Mr. Mohebbi $600,000 under a separate loan agreement. The loan is unsecured and does not bear interest. The loan agreement provides that the principal amount is to be forgiven in thirty-six equal monthly increments beginning July 1, 1999. In connection with his amended and restated employment agreement described above, we agreed to forgive any unpaid balance on the loan if Mr. Mohebbi's employment is terminated for any reason other than willful misconduct or his voluntary termination. As of April 1, 2002, the outstanding principal balance on this loan was $50,000.

     On April 1, 2002, we loaned Mr. Mohebbi an additional $4 million, which loan bears interest at the rate of 5.54%, compounded semi-annually. The outstanding principal balance of the loan, together with any accrued and unpaid interest thereon, will be due and payable within 90 days following Mr. Mohebbi's death, or, under certain circumstances, within 45 days of his termination of employment with Qwest. Mr. Mohebbi has agreed to use a portion of the loan to pay the premium on a life insurance policy covering Mr. Mohebbi. Mr. Mohebbi will be the owner of the policy.

     Drake S. Tempest. We have a letter agreement with Mr. Tempest dated October 6, 1998. Mr. Tempest's base salary was to increase from $400,000 to $600,000 effective as of January 1, 2002, but Mr. Tempest voluntarily delayed the effective date of the increase in his base salary until April 1, 2002. Mr. Tempest's current target bonus is 100% of his base salary. If Mr. Tempest's employment terminates following a change in control, as defined in our Equity Incentive Plan, or he resigns following a material diminution in his duties and responsibilities, he is entitled to receive one year's base salary.

     James A. Smith. We have a retention and change-of-control agreement with Mr. Smith that we assumed upon completion of the Merger. Pursuant to the retention agreement, U S WEST granted Mr. Smith 43,233 shares of restricted stock (as adjusted for the impacts of the Merger) and an option to purchase 302,631 shares of common stock (as adjusted for the impacts of the Merger). In addition, pursuant to the terms of his U S WEST retention agreement, we paid Mr. Smith $3,320,000 in cash in lieu of his standard and additional cash benefits under his change-of-control agreement. Concurrent with his promotion to Executive Vice-President Mass Markets on December 31, 2000, we accelerated the vesting of Mr. Smith's restricted stock grants so that all 43,233 shares of restricted stock would vest as of December 31, 2001. With respect to his option grants, if we terminate Mr. Smith for "cause" or he resigns without "good reason," he will forfeit any unvested portion of the option grants. For purposes of his retention agreement, a termination for "cause" requires a resolution adopted by at least 75% of the Board, in which the Board determines, that Mr. Smith willfully breached or failed to perform his employment duties. The term "good reason" generally includes: (1) the assignment to Mr. Smith of any duties materially inconsistent with his position or a material diminution in his duties or status as in effect on August 31, 2000, (2) a reduction in Mr. Smith's annual base salary as in effect immediately before the Merger, (3) certain changes in the location of our headquarters, (4) our failure to continue Mr. Smith's incentive compensation plans, stock option plans or other benefit plans (except as required by law) as in effect immediately before the Merger, or to provide comparable benefit and option plans, and (5) our failure to properly deliver Mr. Smith notice of his termination (as described in his change in control agreement).

     Drake S. Tempest, James A. Smith and Robin R. Szeliga are also covered by our severance policy that provides for a lump-sum pay-out of one and a half year's annual base salary and target bonus (if applicable) and continued medical, dental and vision at the employee rate for the same period under COBRA.

  Change in Control.

     Equity Incentive Plan. Unless otherwise provided by the Compensation Committee, our Equity Incentive Plan provides that, on a "change in control," all awards granted under the Equity Incentive Plan will vest immediately. For this purpose, a "change in control" is defined as either (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than the Anschutz Entities or a trustee or other fiduciary holding securities under an employee benefit plan of Qwest of 50% or more, of either (A) the then outstanding shares of common stock, or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, or (2) at any time during any period of three consecutive years after June 23, 1997, individuals who at the beginning of such period constitute the Board (and any new director whose election to the Board or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election and nomination for election was previously so approved) cease for any reason to constitute a majority thereof. Options granted under the plan before June 1, 1998, except for the option granted to Mr. Nacchio, were subject to a different definition of change in control that was triggered by the Merger. Our Company has granted options since June 1999 that have acceleration triggers following a change in control based on termination without cause or diminution in duties or responsibilities.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

  General

     Philip F. Anschutz, Thomas J. Donohue, Jordan L. Haines, Marilyn Carlson Nelson, Frank P. Popoff (Chairman) and Craig D. Slater presently serve on the Compensation Committee. Messrs. Haines and Popoff act as a separate subcommittee of the Compensation Committee and determine matters referred to them or delegated to them by the full Compensation Committee from time to time on any such matters that a member of the Compensation Committee has recused himself or herself as required by law, upon advice of counsel, as required by the Company's organizational documents, or for any other reason. The subcommittee's policies are the same as the full Compensation Committee. None of the Compensation Committee members are executive officers or employees of our Company.

     The Compensation Committee's philosophy is to link executives' total compensation to our short-term and long-term performance to maximize long-term shareowner value in accordance with the methods described below. The policy is designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives and other employees who have the skills, experience and talents required to promote our short and long-term financial performance and growth.

     Our executive compensation has three elements: (1) base salary, (2) annual or short-term incentive compensation, and (3) long-term incentive compensation in the form of stock options and restricted stock. Generally, the Compensation Committee's cash compensation policy is designed to provide executive officers and other management personnel with a base salary that is competitive, but somewhat below, the norm for our industry, and to use quarterly incentive cash bonuses to yield total cash compensation that approximates the total cash compensation paid to the management of our competitors. The quarterly incentive cash bonuses are determined based on our results of operations relative to quarterly performance goals relating to revenue and earnings before interest, taxes, depreciation and amortization (EBITDA). Awards of options and restricted stock under our Equity Incentive Plan are based on objective and subjective criteria that reflect contributions to long-term shareowner value. Stock option and/or restricted stock grants are generally made at levels comparable to competitive organizations to direct executive performance toward increased shareowner value. The Compensation Committee has used, and expects to continue to use, stock-based incentive grants, including options, as a significant component of executive compensation.

     The Compensation Committee endeavors to maximize the deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as our Company, for compensation in excess of $1 million paid to any named executive officer unless such compensation is "performance-based" under Section 162(m). Compensation paid pursuant to agreements entered into before we became a publicly held company is not subject to the deduction limitation for a transition period. The Compensation Committee believes that it has taken all action required under Section 162(m) so that compensation attributable to the exercise of options under our Equity Incentive Plan will be deductible.

  Base Salary

     We previously negotiated Mr. Nacchio's base salary for the years 1997 through 2001 within the context of an employment agreement that we signed on December 21, 1996 and amended on January 3, 1997. In February of 2001, the Compensation Committee approved an increase in Mr. Nacchio's base salary to $1.2 million, which became effective on March 1, 2001. The Committee determined to increase his salary based primarily on the results of independent compensation research that suggested such amounts would be competitive with amounts paid to chief executives of other companies within the Company's industry. In October of 2001, we renegotiated Mr. Nacchio's employment agreement that was due to expire in December of 2001. During the course of such negotiations, the Compensation Committee re-evaluated Mr. Nacchio's salary based on additional independent compensation research related to the compensation paid to other chief executive officers in the Company's industry. Based on a review of such market data and a subjective determination of the compensation necessary to retain and motivate Mr. Nacchio as the Company's Chief Executive Officer, the Compensation Committee approved an increase in Mr. Nacchio's base salary, effective January 1, 2002, from $1.2 million to $1.5 million. However, Mr. Nacchio voluntarily delayed the effective date of this increase until April 1, 2002.

     The base salaries of certain other officers also were negotiated within the context of employment agreements. Except as affected by those agreements, the base salaries of all executive officers and other key management personnel are set at the discretion of the Compensation Committee, based on the recommendations of the Chief Executive Officer, at levels that are competitive but slightly below industry norms.

  Quarterly Cash Bonus

     During 2001, all salaried employees were covered by a quarterly cash bonus plan based on quarterly revenue and EBITDA results, internal departmental targets set by the heads of each business unit, and a subjective assessment of their individual contributions to our financial performance. Quarterly target bonuses are a percentage of the employee's quarterly salary and generally ranged from 5% for those employees in the lowest salary grade to 60% for vice presidents, 100% for executive vice presidents and 200% for our Chairman and Chief Executive Officer.

     In February 2001, the Compensation Committee authorized an increase effective March 1, 2001 in Mr. Nacchio's target annual bonus from 150% of his base salary to 200% of his base salary. Effective January 1, 2002, his target bonus was to increase from 200% to 250% of his base salary. However, Mr. Nacchio voluntarily delayed the effective date of this increase until April 1, 2002. As with Mr. Nacchio's salary increase, the Compensation Committee authorized this bonus increase based primarily on independent compensation research with respect to market competitors.

     The Compensation Committee authorized 2001 bonuses for the Chief Executive Officer and certain other executive officers based on our operational and financial results as measured by revenue and EBITDA and our subjective assessment of the contributions of those individuals. Because of the Company's results of operations in 2001, quarterly bonuses for the third quarter were 25% of the pro-rated quarterly target, and no quarterly bonuses were paid with respect to the fourth quarter.

  Suspended Salary and Bonus Increases

     During 2001 and early 2002, the Compensation Committee approved increases to the base salaries and target bonuses for each of the named executive officers. Based on the Company's performance in 2001 and current market conditions, however, the named executive officers voluntarily delayed the effectiveness of such pay increases until April 1, 2002.

  Growth Shares

     Before our initial public offering of common stock in June 1997, our Growth Share Plan provided the long-term incentive compensation element of executive compensation. Pursuant to his original employment agreement, Mr. Nacchio received a grant of 300,000 growth shares at the time of his employment. The remaining portion of Mr. Nacchio's growth shares, worth $24,374,091, vested in January 2001. We paid him for these vested shares by (a) paying $4,500,000 to a life insurance trust under a split-dollar arrangement with Mr. Nacchio and his spouse, which in turn was used to pay the premiums on two life insurance policies covering the lives of Mr. and Mrs. Nacchio, and (b) issuing to Mr. Nacchio, net of certain taxes, 356,723 shares of our common stock. This amount represents the final payment due to Mr. Nacchio under his growth share agreement.

  Stock Options and Restricted Stock

     The Compensation Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent on increases in shareowner value. Our Equity Incentive Plan provides the means through which executive officers can build an investment in our shares of common stock that will help align their economic interests with the interests of our shareowners. The value of stock-based grants have historically increased as a result of increases in the price of our common stock, and such grants have been highly valued by our employees. Notwithstanding the current market conditions, the Compensation Committee believes that the grant of stock options will continue to be a significant component of our success in attracting and retaining talented management and employees in an extremely competitive environment. In that context, on October 31, 2001, the Company announced a voluntary stock option exchange. Under the terms of the offer and subject to certain restrictions, Qwest employees could exchange all or a portion of their stock options with an exercise price of $35.00 or more. The offer was only available to Qwest full-time, non-union employees (excluding certain senior officers) with options granted by Qwest or U S WEST. Options surrendered by an employee were cancelled and new options will be issued no earlier than six months and one day after the termination of the option exchange offer. The exercise price on the new options will equal the closing market price on the day the new options are granted. The options will vest ratably over a four-year period commencing on the new option grant date. At the expiration of the exchange offer, approximately 10,750 employees had exchanged stock options for approximately 29 million shares. Our directors and certain senior officers who received stock option grants on October 24, 2001 were not eligible to participate in the exchange.

     The exercise price of each option and price per share of restricted stock has generally been the market price of our shares of common stock on the grant date. However, since October 2001, we have generally not granted options with an exercise price of less than $16.81. The grants generally provide for delayed vesting over a period of years and the options have a term of ten years. The Compensation Committee believes that stock options and restricted stock give the executive officers greater incentive throughout the respective vesting periods and, with respect to options, their terms, to strive to operate our Company in a manner that directly affects the financial interests of the shareowners both on the long-term, as well as the short-term, basis.

     In determining the number of option shares granted to Mr. Nacchio in 2001, the Compensation Committee considered both objective and subjective criteria, such as current market data regarding the total compensation package of other similarly situated executives in the telecommunications industry, the value of Mr. Nacchio's current equity grants and the type of compensation considered by the Committee to be necessary to align Mr. Nacchio's economic interests with the interests of our shareowners and provide him with what the Committee believed is an appropriate long-term incentive to maximize shareowner value. Based on a subjective assessment of these and other factors, with no one factor accorded more weight than the others, on October 24, 2001 the Compensation Committee granted Mr. Nacchio options to purchase 7,250,000 shares of our common stock with an exercise price of $16.81 per share.

     In determining the number of option shares to grant to the other named executive officers, the Compensation Committee considers, on a subjective basis, the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself.

     The Compensation Committee intends to continue its practice of basing executive compensation on share price and other financial performance criteria, and on its qualitative evaluation of individual performance. The Compensation Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for our shareowners.

  Compensation Committee

         Philip F. Anschutz
         Thomas J. Donohue
         Jordan L. Haines
         Marilyn Carlson Nelson
         Frank P. Popoff, Chairman
         Craig D. Slater

PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares the cumulative total shareowner return of our shares of common stock from June 23, 1997 (the date of our initial public offering) to December 31, 2001, against the cumulative total shareowner return of (1) the S&P 500 Index, (2) the S&P Telecommunications Long Distance 500 Index (which, at December 31, 2001, consisted of AT&T, Sprint's FON unit and WorldCom), and (3) the S&P Telephone 500 Index (which, at December 31, 2001, consisted of ALLTEL, BellSouth, CenturyTel, Qwest, Citizens, SBC and Verizon). All values assume that $100 was invested on June 23, 1997 in our common stock and each applicable index and all dividends were reinvested.

     This performance graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933 or under the Security Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not be deemed "soliciting material" or be deemed "filed' under either such Acts.

                      CUMULATIVE TOTAL SHAREHOLDER RETURN
                         (DIVIDENDS REINVESTED MONTHLY)

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------
      Company/Index          6/24/97     12/97      12/98      12/99      12/00      12/01
-------------------------------------------------------------------------------------------
 Qwest Communications
  International Inc.         $100.00    $270.45    $454.55    $781.82    $743.18    $257.26
 S&P 500 Index               $100.00    $109.19    $140.39    $169.94    $154.47    $136.11
 S&P Telephone 500 Index     $100.00    $122.45    $179.89    $190.17    $170.20    $141.40
 S&P Telecommunications
  Long Distance 500 Index    $100.00    $134.15    $217.31    $253.98    $78.72     $ 85.79

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee consisted of Philip F. Anschutz, Thomas J. Donohue, Jordan L. Haines, Marilyn Carlson Nelson, Frank P. Popoff (Chairman) and Craig D. Slater during 2001. Messrs. Haines and Popoff acted as a separate subcommittee of the Compensation Committee that generally considered matters relating to compensation and perquisites that were referred or delegated to it by the Compensation Committee. Other than service on our Board, we did not, nor did any of our subsidiaries, employ any of the members of the Compensation Committee during 2001.

     Mr. Anschutz is a director and Chairman (not an executive officer position) of our Company and a director and Chairman of Anschutz Company, our principal shareowner. Mr. Slater is the Executive Vice President of Anschutz Company. Mr. Harvey is the President and Chief Operating Officer of Anschutz Company. Certain transactions and relationships between us and Anschutz Company or its affiliates are described below.

     Certain affiliates of Anschutz Company indirectly provide facilities to us at prevailing market rates. We rent one of our corporate offices in Denver, Colorado from an entity in which Mr. Anschutz holds an interest, and rent telecommunications equipment used at that corporate office from an affiliate of Anschutz Company. The rental expenses for these facilities and equipment totaled approximately $4.54 million for 2001. We recently exercised our rights under the lease to reduce the amount of rented space and terminate the lease with respect to several floors, effective September 30, 2002. We paid the landlord a termination fee of approximately $1.9 million upon entering into the lease amendment.

     During 2001, we reimbursed various subsidiaries of Anschutz Company at their cost for approximately $478,090 of insurance, legal, transportation, marketing, promotional and other business expenses incurred on our behalf and on behalf of Qwest Digital Media, LLC ("QDM"). We also paid various Anschutz Company subsidiaries in 2001 approximately $146,940 in rent and allocable expenses associated with Qwest's and QDM's use of a suite at the Staples Center in Los Angeles, California, and approximately $107,684 for our allocable portion of certain lodging, transportation and other business entertainment and promotional expenses. During 2001, various Anschutz Company subsidiaries paid us at prevailing market rates for approximately $350,000 in telephone and related services, and reimbursed us at our cost for approximately $98,500 in travel and transportation expenses incurred on their behalf.

     In April 1999, we entered into a registration rights agreement with Anschutz Company generally covering all of the shares owned by Anschutz Company and one of its affiliates. The agreement provides for eight demand registrations and unlimited piggyback registrations. Demand registrations must cover at least 5 million shares.

     In July 1999, Anschutz Company and an affiliate of Anschutz Company entered into a three-year voting agreement with U S WEST relating to the Merger. Pursuant to the voting agreement, Anschutz Company and its affiliate have agreed that after the Merger, they will vote their shares of our common stock in favor of the designees named to our Board by the Continuing Directors and New Directors as described on page 9 of this proxy statement. The voting agreement will expire on July 17, 2002.

     In October 1999, we and Anschutz Digital Media, Inc. ("ADMI"), an affiliate of Anschutz Company, formed a joint venture called Qwest Digital Media, LLC that provides advanced digital production, post-production and transmission facilities, digital media storage and distribution services, telephony-based data storage and enhanced services, access and routing services. We contributed approximately $84.8 million in the form of a promissory note payable over nine years at an annual interest rate of 6%. At inception, Qwest and ADMI each owned a 50% equity and voting interest in the joint venture. In June 2000, we acquired an additional 25% interest in QDM directly from ADMI. We paid approximately $48.2 million for the interest; approximately $4.8 million in cash at closing and the remaining $43.4 million with a promissory note payable in December 2000, at an annual interest rate of 8%, which we paid, with approximately $1.8 million in interest, on January 2, 2001. Following this transaction, we owned a 75% economic interest and 50% voting interest in QDM and ADMI owned a 25% economic interest and a 50% voting interest. During 2001, ADMI made approximately $3.325 million in capital contributions to QDM. Also in 2001, ADMI loaned QDM approximately $3.7 million for working capital, of which there was $38,097 of accrued interest outstanding at year-end and of which $850,000 was repaid during the year. This loan is due on August 9, 2003, with interest calculated at the prime rate, as quoted by Wells Fargo Bank, computed on a 360-day year.

     In October 1999, Qwest entered into a long-term Master Services Agreement with QDM under which QDM agreed to purchase approximately $119 million of telecommunication services through October 2008 and Qwest agreed to extend credit to QDM for the purpose of making payments for the telecommunications services. Each October, QDM would be required to pay Qwest an amount equal to the difference between certain specified annual commitment levels and the amount of services actually purchased under the Master Services Agreement at that time. In October 2001, Qwest agreed to release QDM from its obligation to acquire telecommunications services from Qwest in exchange for QDM forgiving Qwest's $84.8 million promissory note (after giving effect to a payment by Qwest of $2.5 million in accrued interest and $1.3 million in principal on the note). Prior to the termination of the Master Services Agreement, Qwest advanced QDM the amount QDM owed for accrued telecommunications services of $3.8 million and QDM applied the advance to pay Qwest the amount owing for the services, including interest on amounts past due. Concurrently with terminating the Master Services Agreement, QDM repaid the $3.8 million advance under the Master Services Agreement with interest.

     In December 2001, our management made a decision to discontinue funding QDM. In February 2002, a determination was made to discontinue the QDM business.

     In October 1999, Qwest agreed to purchase certain telephony-related assets and all of the stock of Precision Systems, Inc, a telecommunications solutions provider, from ADMI in exchange for a promissory note in the amount of approximately $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. During 2001, we paid $2,034,333 in interest and $340,000 in principal on the note. At December 31, 2001, the outstanding accrued interest on the note was $375,870.

     In September 2001, Anschutz Entertainment Group, Inc., an affiliate of Anschutz Company, purchased furniture and equipment from QDM for $3.4 million in cash, a 3-year $600,000, non-interest bearing, note and the assumption of approximately $1.7 million in future lease payment obligations. QDM originally acquired the assets as part of ADMI's contribution to QDM's capital and at the time of the contribution the assets were valued at $6.9 million. At the time of sale, the assets had a book value of $4.2 million. The price of the assets sold was determined based on a competitive bid process that resulted in a sale to the highest bidder. As of December 31, 2001, no payments had been made on the note. The next payment of $200,000 is due September 28, 2002.

                             AUDIT COMMITTEE REPORT

     This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

     Our Audit Committee is comprised of Linda G. Alvarado, Jordan L. Haines, Peter S. Hellman and W. Thomas Stephens (Chairman). The Audit Committee has four independent directors (as defined under applicable New York Stock Exchange rules) and operates under a written charter adopted by our Board on July 12, 2000 and attached to last year's proxy statement. The Audit Committee recommends and our Board appoints our independent accountants.

     Management is responsible for our Company's financial statements, internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. It is not the Audit

Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on the Company's financial statements. Furthermore, the Audit Committee's considerations and discussions with management and the independent accountants do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company's financial statements has been carried out in accordance with generally accepted auditing standards, or that the independent accountants are in fact "independent."

     The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications). Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon the above-mentioned reviews and discussions and the report of the independent accountants to the Audit Committee, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

     The Company is also required to include in its Annual Report on Form 10-K for the year ended December 31, 2001 the audited financial statements of KPNQwest. The Company expects to file an amendment to its Annual Report on Form 10-K to include these audited financial statements on or before June 30, 2002. The Company owns approximately 47.5% of KPNQwest's outstanding capital stock. KPNQwest's financial statements are audited by Arthur Andersen LLP. One of the Company's representatives on KPNQwest's Board is a member of KPNQwest's audit committee. However, neither the Board nor the Audit Committee at Qwest monitors or oversees KPNQwest's internal controls, financial reporting process, the audit of its financial statements by its independent accountants or any other aspect of its accounting and financial reporting processes.

  Audit Committee

         Linda G. Alvarado
         Jordan L. Haines
         Peter S. Hellman
         W. Thomas Stephens, Chairman

                                 PROPOSAL NO. 2

                              SHAREHOLDER PROPOSAL

     Mr. William A. Eckhardt, 16914 E. Britt Ct., Fountain Hills, AZ, 85268, who owns 200 shares of the Company's common stock, and Mr. Philip M. Graham, 1833 East Gary Street, Mesa, AZ, 85203, who owns 172 shares of the Company's common stock, have given notice of their intention to present a proposal at the 2002 Annual Meeting. The proposal and the proponents' supporting statement appear below in italics.

     The proposal is identical to one presented by shareholders (including one of the proponents) at last year's annual meeting. More than 898 million shares (representing 74% of the votes cast) voted AGAINST the proposal last year, and accordingly, the proposal was defeated.

     Management of Qwest strongly opposes adoption of the proposal and asks shareholders to review Management's response, which follows the proposal and the proponents' supporting statement.

     The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the proposal.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

  Shareholder Proposal

     The shareholders of Qwest request the Board of Directors to seek shareholder approval in advance for all future or renewed severance agreements with the Company's executive officers, including so-called "golden parachute" and "golden good-bye" provisions in employment agreements, that provide more generous pay-outs than the severance and retirement benefits available to the Company's other managers.

  Supporting Statement

     We believe that "golden parachute" severance agreements are among the most costly, wasteful and anti-shareholder forms of executive compensation.

     The Company's 2001 proxy revealed that our Company's CEO and at least two other top executive officers are covered by multi-million dollar parachute provisions that can be triggered not just by a change in control, but even by voluntary departures under a range of circumstances that we believe are contrary to stockholder interests. Without shareholder consent, we believe such severance agreements create potential conflicts of interest and undermine shareholder confidence that executive pay is properly aligned with the long-term interests of shareholders.

     Severance provisions in the employment agreement with CEO Joseph Nacchio are extraordinary in our view -- and not only because they are so potentially costly. The parachute payments are triggered if Nacchio resigns following a "change in control" that is defined to include "the acquisition of 20% or more of our Company ... if the new acquirors own a larger percentage of Qwest than entities controlled by Philip F. Anschutz," the Company's largest shareholder. While this golden parachute may benefit the Company's CEO and its largest stockholder -- who is also chairman of the Board -- in our opinion it is unnecessarily generous and potentially counterproductive.

     According to the 2001 proxy, if Nacchio is terminated or resigns "for good reason," which includes a change in control as defined, he receives a $2.4 million lump sum (two times his base salary), continued "welfare benefits" for two years, and extra gross-up payments to offset any tax penalty for excess parachute payments under Internal Revenue Code Section 4999. Considering Nacchio received total compensation of $96.2 million in 2000, we believe that even without a golden good-bye agreement he is more than adequately compensated.

     Golden severance agreements can be extremely costly to shareholders. One recent example affected many current Qwest shareholders: When U S WEST merged with Qwest in 2000, former U S WEST CEO Solomon Trujillo received a $230 million parachute package, according to a February 2001 report by the independent Investor Responsibility Research Center.

     Compare this to the treatment of Company retirees, many with 30 or more years of loyal service. Most have received only one pension cost-of-living adjustment in the past 11 years, allowing inflation to steadily erode the purchasing power of pensions earned over long careers ("Retirees Tread Water As Qwest CEO Soars," Denver Post, May 6, 2001).

     Last year more than 317 million shares (26% of votes cast) were voted in favor of this proposal. Resolutions requesting advance shareholder approval of golden parachutes also have received majority support from stockholders of seven public companies since 1990.

     We therefore urge you to VOTE FOR this resolution.

MANAGEMENT'S STATEMENT AGAINST SHAREHOLDER PROPOSAL

     The proposal is identical to one presented by shareholders (including one of the proponents) at last year's annual meeting. More than 898 million shares (representing 74% of the votes cast) voted AGAINST the proposal last year, and accordingly, the proposal was defeated.

     Management of Qwest believes that the proposal submitted by the proponents is not in your best interests as a shareholder of the Company for the reasons set forth below. Accordingly, we once again recommend that you vote AGAINST the proposal.

     The proposal asks the Board to obtain shareholder approval before entering into any future severance arrangements (or renewing any existing severance arrangements) with our executive officers that provide "more generous pay-outs" than severance and retirement benefits available to other managers. We believe that the proposed standard of "more generous pay-outs" is subject to multiple interpretations. In our view, any attempt by our Board to make the standard more definitive will sacrifice some of our flexibility to adapt to evolving compensation practices in a competitive market for executive talent. In any case, whenever a proposed severance arrangement with a current or prospective executive officer might come within this standard (whether as part of an initial employment offer, a new or renewed employment agreement, or otherwise), we would not be able to finalize a key term of the executive's employment without first convening a shareholders meeting to seek approval of the severance arrangement. In such a circumstance, we would either have to wait until the next scheduled annual meeting, or call a special meeting of shareholders for this purpose -- a process that customarily takes up to several months. This delay and the uncertainty as to whether the severance arrangement would ultimately be approved by shareholders could impair our ability to attract or retain talented executives to manage our business. We believe that it is better if our Board and management have the flexibility and authority to determine the terms and levels of severance benefits when they decide to hire or retain any of our executive officers.

     Many other public companies in the United States have severance and other arrangements for their officers and employees that provide for payments and other benefits upon termination, including terminations that follow a change in control. Executive Compensation Advisory Services, which monitors and reports on executive compensation practices at public companies, reported in 2001 that 86% of the over 950 S&P 500 and Fortune 1000 companies in its database have provisions for severance payments, accelerated vesting of options, or other benefits, following a change in control. We believe that these arrangements often protect shareholder interests by helping stabilize management during the periods of uncertainty that accompany changes of control.

     Our employment and other agreements with Mr. Nacchio and certain other officers provide for increased severance payments and benefits following a change in control. In addition, provisions in some of our stock and benefit plans also protect or accelerate benefits to participants in the event of a change of control, unless the Board determines otherwise. Some of the more important provisions of our severance arrangements are summarized in this proxy statement in the section entitled "Compensation of Directors and Executive Officers." All of the arrangements have been approved by a committee of the Board that is made up of directors who are not Company employees and who do not have any financial interest in the arrangements.

     We disagree with the proponents' characterizations of "parachute" arrangements as "wasteful," "anti-shareholder" and contrary to shareholder interests. We also disagree with the notion that these arrangements somehow undermine shareholder confidence that executive pay is properly aligned with the long-term interests of shareholders. To the contrary, we believe that severance arrangements help to ensure an executive's commitment and focus on the interests of the Company and its shareholders in a change in control context, even though the change in control may result in the executive's discharge.

     We believe that some statements made by the proponents in their supporting statement present an incomplete picture. First, with regard to Mr. Nacchio's compensation in fiscal 2000, we note that his cash compensation paid by the Company for that year was approximately $2.8 million. Mr. Nacchio's cash compensation for 2001 is reported elsewhere in this proxy statement. Our compensation professionals advise us that these figures place Mr. Nacchio's cash compensation somewhere between the median and 75th percentile when compared to cash compensation paid to CEO's at peer technology and telecom companies during each of these years. The balance of Mr. Nacchio's compensation during these periods is largely attributable to gains realized upon the exercise of his stock options -- gains that were directly linked to increases in shareowner value. Second, the proponents refer to the severance package paid to former U S WEST CEO Solomon Trujillo. While we believe that the figure reported by the Investor Responsibility Research Center is incorrect, it is important to note that Mr. Trujillo's severance package was put in place by U S WEST prior to the merger with Qwest, and that Qwest was not consulted about, nor did Qwest have any control over, the terms of the package or on the decision to pay Mr. Trujillo. Finally, we believe that the proponents are incorrect in their statement about the number of cost-of-living adjustments received by our retirees. Since 1990, we have increased pension payments or changed the minimum pension amount four times. We continue to believe that our employee retirement plan -- consisting of pension payments, medical and dental benefits, life insurance, savings plan benefits and other benefits -- provides a very competitive level of benefits for our retirees.

     We believe that the voting results on similar proposals that have been presented at other companies in recent years suggest that these types of proposals are typically rejected by most shareholders. The Investor Responsibility Research Center has reported that between the years 1997 and 2001, proposals to limit, eliminate or require shareholder approval of future change-in-control severance arrangements were submitted for a shareholder vote at less than 45 public companies. The Investor Responsibility Research Center has also reported that during that period, only one of these proposals was approved by a majority of the shares voted on the matter, and on average, 70% of the shares voting on the issue at these companies voted against the proposal. This last figure is consistent with the voting results on this proposal at our 2001 annual meeting, where the proposal was rejected by 74% of the votes cast.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. PROXIES WILL BE VOTED AGAINST THIS PROPOSAL UNLESS YOU OTHERWISE SPECIFY IN THE PROXY.

     As described in this proxy statement, each of our executive officers (including Mr. Nacchio, who is also a director) has an employment agreement and participates in other compensatory plans and arrangements that provide for severance payments and other benefits in the event of termination of employment following a change in control. Accordingly, depending on how the proposal is interpreted, each of these persons may have an interest in the outcome of the proposal. As a director, Mr. Nacchio abstained from the Board's recommendation.

                                 PROPOSAL NO. 3

                              SHAREHOLDER PROPOSAL

     Mr. Richard M. Schneider, 14121 W. 72nd Avenue, Arvada, CO 80005, who owns 300 shares of the Company's common stock, and Ms. Hazel A. Floyd, 4660 Newton Street, Denver, CO 80211, who owns 286 shares of the Company's common stock, have given notice of their intention to present a proposal at the 2002 Annual Meeting. The proposal and the proponents' supporting statement appear below in italics.

     The proposal is identical to one presented by shareholders (including one of the proponents) at last year's annual meeting. More than 1 billion shares (representing over 84% of the votes cast) voted AGAINST the proposal last year, and accordingly, the proposal was defeated.

     Management of Qwest strongly opposes adoption of the proposal and asks shareholders to review Management's response, which follows the proposal and the proponents' supporting statement.

     The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the proposal.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

  Shareholder Proposal

     The stockholders of Qwest urge our Board of Directors to determine future awards of performance-based compensation for top executive officers using a measure of net income from operations that does not include accounting rule income, particularly "pension credits" resulting from increases in the employee pension fund surplus.

  Supporting Statement

     The measure of "operating income" reported to shareholders is being inflated by "pension credits" from gains in the independently-managed employee pension trust. We believe that including this accounting rule income in calculations of executive compensation creates perverse incentives contrary to the best long-term interests of shareholders.

     Since 1999 a large and growing portion of the Company's reported operating income has not been cash flow from ordinary operations, but rather accounting income from "pension credits." Business Week reported: "At Qwest Communications, the bounty from pension plans contributed 253% to pretax income in 2000" ("Why Earnings Are Too Rosy," August 13, 2001).

     Among S&P 500 firms, only two companies (USX and McDermott International) received a proportionately greater contribution to pretax income from pension credits in 2000 than did Qwest, according to Credit Suisse First Boston ("A Pension Accounting Primer," June 13, 2001). Thanks to $319 million in pension credits (up 111% from $151 million in 1999), Qwest turned what would have been a $193 million pretax loss into a reported pretax gain of $126 million. Because pension credits potentially can turn an operating loss into reported gains, we believe that reported earnings are an inappropriate benchmark for performance-based compensation.

     The share of reported earnings from pension credits grew again during the first six months of 2001. The Company reported pension credits (net of other post-retirement expenses) of $170 million compared with $141 million for the same period in 2000. This represented 22% of the Company's operating income, compared to 9% in 2000.

     "It's worth noting that the income Qwest derived from its over-funded pension plan did not deliver any actual cash to the Company to fund operations," reported Barron's ("Red-Handed?" July 9, 2001). In practice, the pension surplus is not available to pay dividends, finance investments, or for other operating purposes.

     "Though they are mixed in with the returns of the entire firm, the pension aspect of performance has nothing to do with the current performance of the management," wrote Jack Ciesielski, publisher of The Analyst's Accounting Observer ("Pondering Pensions: Addendum," June 11, 2001). "The "earnings' created by pension plans will not inure to common stock investors; pension assets are dedicated to a separate class of stakeholders in the firm -- the present and prospective pensioners."

     The $319 million in pension credits wasn't the only way management used the pension trust to inflate reported earnings for 2000. The Business Week article reported: "Last year, Qwest's plan paid $27 million toward employee severance" -- layoff benefits which, pre-merger, U.S. West paid from operating income under its Management Severance Plan.

     In summary, we recommend that the Board adopt an explicit policy that excludes accounting rule profit from calculations of performance-based pay.

     Please VOTE FOR this resolution.

MANAGEMENT'S STATEMENT AGAINST SHAREHOLDER PROPOSAL

     The proposal is identical to one presented by shareholders (including one of the proponents) at last year's annual meeting. More than 1 billion shares (representing over 84% of the votes cast) voted AGAINST the proposal last year, and accordingly, the proposal was defeated.

     Management of Qwest believes that the proposal is not in your best interests as a shareholder of the Company. We believe that, for purposes of our performance-based compensation programs, it is better to determine awards on the basis of the financial and operating results that we report to our shareholders consistent with generally accepted accounting principles ("GAAP") and other standards set forth by the Financial Accounting Standards Board (the "FASB") and the SEC. Accordingly, for this and the other reasons discussed below, we recommend that you vote AGAINST this proposal.

     The proposal and supporting statement focus principally on "pension credits." We think that it is helpful to explain briefly what "pension credits" are and how we account for them. Under GAAP and applicable FASB accounting standards, we are required to estimate and recognize the cost of providing a pension for each participating employee over the period that the employee is expected to work for Qwest. Our estimates are partially based on assumptions made at the beginning of the year about the amount that will be earned through investment of the funds held in the separate pension trust. We believe that our assumptions on investment returns are realistic, and are consistent with those utilized by other large communications companies and S&P 500 companies, including SBC Communications, BellSouth Corporation, Verizon Communications, AT&T Corporation, Exxon Mobil, General Motors and General Electric. These assumptions on investment returns, however, usually differ (sometimes positively, sometimes negatively) from the actual investment returns earned by the trust. We are required under the relevant accounting rules to adjust our estimates over time to the actual investment returns. This adjustment, net of certain other accounting adjustments, can result in a gain or "pension credit."

     We disagree with the proponents' statements that pension credits "inflate" our earnings, and that the inclusion in our operating results for purposes of determining executive compensation creates "perverse incentives" for management. The manner in which we and other public companies account for and report pension expense is mandated by and consistent with GAAP, applicable SEC requirements and various FASB standards and guidelines. With respect to pension costs, we are required under the accounting principles described above to recognize gains or losses when the actual investment return on the pension plan assets varies from the level that was initially assumed for purposes of estimating pension expense. Adjustments reflecting gains or losses are likely to be made each year, since there will almost certainly be variations between our actual return on pension assets and the assumptions that we made in initially recording the estimated pension expense. Accordingly, we do not believe that the pension expense adjustment is "accounting rule income" (however defined), or that it "inflates" our earnings.

     We also believe that the statistics cited by the proponents, comparing the level of pension credits to operating income over the last few years, do not tell the complete story. First, these statistics fail to take into account the dramatic effect of certain one-time charges associated with our merger with U S WEST. If you look at pension credits as a percentage of our EBITDA (which is one of the primary measures we use to determine short-term incentive compensation for our executives, and which is not affected by merger-related and one-time charges) for the same periods, you would see that pension credits accounted for only approximately 4.3% and 4.9% of our EBITDA in fiscal 2000 and fiscal 2001, respectively. Thus, we do not believe that pension credits have contributed significantly to the measurements that we use to determine performance-based compensation to our executives.

     We also disagree with the statements cited by the proponents to the effect that the income derived from earnings on our pension plan assets does not affect the level of cash flow available to fund our operations. The amount that we are required to contribute each year to fund the pension plan is determined in accordance with the federal law commonly referred to as ERISA. In determining this amount, we take into account the investment earnings on the plan assets. We believe, and our accountants and actuaries agree, that more investment earnings on plan assets means that, over the life of the plan, we will need to fund less of our pension obligation from operating cash flow, thereby allowing such cash flow to be used for other operating and corporate purposes. Principally because of favorable earnings on plan assets, we have not been required to make contributions to the plan in recent years, thereby making those funds available for other corporate purposes.

     We believe that the administration of our compensation program and the criteria to be used for awarding performance-based compensation to our executive officers are best left to the discretion and expertise of our Board. Furthermore, to the extent that we link these criteria to our financial and operating results, we believe that we should use the same results that we report to our shareholders consistent with GAAP, FASB standards and applicable SEC regulations.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     For all of the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

     As described in this proxy statement, each of our executive officers (including Mr. Nacchio, who is also a director) is eligible to receive cash bonuses and other forms of compensation that are determined in part based upon our financial performance. Accordingly, depending on how the proposal is interpreted, each of these persons may have an interest in the outcome of the proposal. As a director, Mr. Nacchio abstained from the Board's recommendation.

                            INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP served as our independent accountants for the fiscal year ending December 31, 2001. In light of current circumstances relating to Arthur Andersen LLP, this engagement for 2002 is subject to review by our Board. Effective March 2002, our Audit Committee determined that the Company will no longer retain Arthur Andersen LLP for new non-audit engagements. A representative of our independent accountants is expected to be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                         INDEPENDENT ACCOUNTANTS' FEES

     Arthur Andersen LLP billed us the following fees in 2001:

     AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001 were $1,354,905.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees related to this service.

     ALL OTHER FEES. The aggregate fees billed for services rendered by Arthur Andersen LLP for 2001, other than the services described above, were $10,469,656 including:

Other audit related services*...............................   $2,162,816
Tax related services........................................   $1,958,176
Consulting services for litigation, information technology,
  management reporting and other matters....................   $6,348,664

---------------

* Other audit-related services include consultation pertaining to registration statements, periodic reports and other SEC filings, preparation of comfort letters in connection with the offering of our securities, preparation of audited statements and other reports required by certain regulatory agencies, audits of employee benefit plans, audits of subsidiary financial statements, acquisition due diligence and general accounting consultation.

     Our Audit Committee determined that Arthur Andersen LLP's provision of non-audit services is compatible with maintaining Arthur Andersen LLP's independence.

                           ANNUAL REPORT ON FORM 10-K

     IF YOU REQUEST, WE WILL PROVIDE YOU WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE 2001 FISCAL YEAR. YOU SHOULD SEND YOUR WRITTEN REQUESTS TO OUR CORPORATE SECRETARY, AT QWEST COMMUNICATIONS INTERNATIONAL INC. AT 1801 CALIFORNIA STREET, DENVER, COLORADO 80202. THE EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON PAYMENT OF CHARGES THAT APPROXIMATE OUR COST OF REPRODUCTION.

                                 OTHER MATTERS

     We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the three proposals described in the proxy statement. If you grant a proxy, the person named as proxy holder, Yash A. Rana, or his nominee or substitute, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for Class II director, the proxy holder will vote your proxy for such other candidate or candidates nominated by our Board.

                                            By Order of the Board of Directors

                                            /s/ DRAKE S. TEMPEST

                                            Drake S. Tempest
                                            Executive Vice President, General
                                            Counsel, Chief Administrative
                                            Officer, and Corporate Secretary

Denver, Colorado
April 8, 2002

[QWEST LOGO]

                                                     YOUR VOTE IS IMPORTANT
                                                  VOTE BY INTERNET / TELEPHONE
                                                 24 HOURS A DAY, 7 DAYS A WEEK

            INTERNET                                        TELEPHONE                                         MAIL
            --------                                        ---------                                         ----
https://www.proxyvotenow.com/qst                          1-866-257-2281
                                             WITHIN THE UNITED STATES AND CANADA ONLY.

o Go to the website address listed     OR   o Use any touch-tone telephone.             OR   o Mark, sign and date your proxy card.
  above.                                    o Have your proxy card ready.                    o Detach your proxy card.
o Have your proxy card ready.               o Enter your Control Number located in           o Return your proxy card in the
o Enter your Control Number located           the box below.                                   postage-paid envelope provided.
  in the box below.                         o Follow the simple recorded instructions.
o Follow the simple instructions that
  appear on your computer screen.
                                                                                     Your Internet or telephone vote authorizes the
                                                                                     named proxy to vote your shares in the same
                                                                                     manner as if you marked, signed and returned
                                                                                     your proxy card.


                                                                              ---------------------------------------------------

                                                                                                   CONTROL NUMBER
                                                                              IF YOU VOTE BY THE INTERNET OR BY TELEPHONE, DO NOT
                                                                                          RETURN YOUR PROXY FORM BY MAIL.
                                                                              ---------------------------------------------------
                                                                                                  1-866-257-2281
                                                                                              CALL TOLL-FREE TO VOTE
                                                                                         THERE IS NO CHARGE FOR THIS CALL
                                                                                     WITHIN THE UNITED STATES AND CANADA ONLY


                        THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 12:01 A.M. E.T. ON JUNE 4, 2002.
                                         RETAIN TOP PORTION OF THIS CARD FOR ADMISSION TO THE MEETING.
                                                       o PLEASE DETACH PROXY CARD HERE o
------------------------------------------------------------------------------------------------------------------------------------

[ ]

                      YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ITEM 1 AND "AGAINST" ITEM 2 AND ITEM 3.
                    IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" ITEM 1 AND "AGAINST" ITEMS 2 AND 3.


1. Election of Five Class II Directors                                                                        FOR   AGAINST  ABSTAIN

FOR         WITHHOLD
ALL  [ ]    FOR ALL    [ ]     EXCEPTIONS   [ ]             2. Stockholder Proposal - Requesting we seek      [ ]     [ ]      [ ]
                                                               advance shareholder approval of certain
Nominees: 01 - Linda G. Alvarado, 02 - Craig R. Barrett,       severance agreements
          03 - Cannon Y. Harvey,  04 - Craig D. Slater,
          05 - W. Thomas Stephens                           3. Stockholder Proposal - Requesting we exclude
                                                               non-recurring accounting rule income for       [ ]     [ ]      [ ]
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY           certain performance - based compensation
INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND
WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)     I wish to access future proxy statements       I plan to attend
                                                            and annual reports over the Internet.          the annual meeting.
*Exceptions
            ------------------------------------------                      [ ]                                   [ ]


                                                                            ------------------------------------------------------

                                                                                Scan line

                                                                            ------------------------------------------------------
                                                                              [X] VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

                                                                NOTE: Please sign exactly as name or name(s) appear on this proxy.
                                                                  When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title if more than one trustee, all should sign.

                                                        Date   Share Owner sign here            Co-Owner sign here
                                                        ----   ---------------------            -------------------------------


                                                        ---------------------------             -------------------------------

                                  [QWEST LOGO]

                                ADMISSION TICKET
                         ANNUAL MEETING OF SHAREOWNERS
                      JUNE 4, 2002, 10:00 A.M., LOCAL TIME
                            QWEST'S REGIONAL OFFICES
                              4650 LAKEHURST COURT
                               DUBLIN, OHIO 43016

          For registration instructions or directions to the meeting, please call 888-858-7914 or visit our website at www.qwest.com/shareholder2002.






       (NOTE: YOU MUST PRESENT THIS TICKET FOR ADMISSION TO THE MEETING.)

--------------------------------------------------------------------------------

[QWEST LOGO]

         PROXY FORM

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Yash A. Rana, as proxy, with full power of substitution, to vote as directed all shares of common stock of Qwest Communications International Inc. The undersigned is entitled to vote at the 2002 Annual Meeting of Shareowners of Qwest Communications International Inc. to be held at Qwest's Regional Offices, 4650 Lakehurst Court, Dublin, Ohio 43016, 10:00 a.m. (local time) on June 4, 2002. THIS PROXY AUTHORIZE(S) THE PERSON NAMED ABOVE TO VOTE AT HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, MY (OUR) SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.



                   (Continued, and to be signed and dated on the reverse side.)

To change your address,
please mark this box.        [ ]

                                        QWEST COMMUNICATIONS INTERNATIONAL INC.
                                        P.O. BOX 11127
----------------------------------      NEW YORK, N.Y. 10203-0127

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